Exhibit 10.16

LEASE AGREEMENT

This LEASE AGREEMENT (“Lease”), dated as of October 30, 2020 (the “Effective Date”), is made and entered into by and between 1200 Research Owner, LLC, a Missouri limited liability company (“Landlord”), and Benson Hill, Inc., a Delaware corporation (“Tenant”). Landlord and Tenant shall be individually be referred to as a “Party” and collectively as the “Parties”. Landlord and Tenant hereby agree as follows:

ARTICLE 1 - DEFINITIONS

Unless the context otherwise specifies or requires, the following words and phrases shall have the meanings set forth below:

“Additional Rent” means any payment obligations of Tenant hereunder, except for Base Rent.

“Affiliate” means any person, controlling, controlled by, or under common control of or in partnership or in other active business with Tenant. For purposes of this definition, “control”, “controlling” or “controlled by”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by agreement or otherwise.

“Alteration” means any addition, demolition, improvement, change to or renovation of the Building or the Equipment or any of their component parts made by, on behalf of or at the direction of Tenant, whether structural or non-structural, capital or non-capital other than repairs or replacements made in the ordinary course of maintaining the Building or Equipment, including, without limitation, any Tenant Improvements.

“Base Rent” means: (a) during the Initial Term, collectively, the Property Base Rent and the Equipment Base Rent; and (b) during the Extension Option Period, if exercised by Tenant, the Property Base Rent.

“Base Rent Schedule” means Exhibit F attached hereto, as the same may be amended, modified or confirmed from time to time upon written agreement by the Parties as provided herein.

“Building” means the approximately 46,722 rentable square foot building to be redeveloped by Landlord in accordance with the Plans, as the same may be expanded from time to time upon written agreement by the Parties.

“Business Day” means any day other than a Saturday or Sunday or holiday on which banks in St. Louis, Missouri, are authorized or required to be closed.

“Calendar Quarter” means any three (3) calendar month period ending on March 31, June 30, September 30 or December 31.
“Cash Equivalents” means, on any day: (a) any evidence of debt issued by the United States government, or guaranteed as to the timely payment of principal and interest by the United States government, and maturing 12 months or less after that day; (b) commercial paper issued by a corporation (other than a corporation in which Tenant or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner, of Tenant, from time to time, has a direct or indirect interest) organized under the laws of any state of the United States of America or of the District of Columbia, rated A-1 by Standard and Poor’s Ratings Service or the equivalent rating by another nationally-recognized ratings service acceptable to Landlord and having a stated maturity date 9 months or less after its issue date; (c) any certificate of deposit or banker’s acceptance issued by a commercial bank that is a member of the Federal Reserve System and has a combined unimpaired capital and surplus and unimpaired undivided profits of not less than $500,000,000, and maturing not more than 12 months after that day; (d) any cash available through an existing line of credit to Tenant; and (e) any binding commitments from investors to invest cash in Tenant in exchange for equity in Tenant; and (f) any repurchase agreement (i) entered into with any Federal Reserve System member commercial bank of the size referred to in clause (c) above, (ii) secured by any obligation of the type described in any of clauses (a)-(c) above and (iii) having a market value on its date of at least 100% of the repurchase obligation of that commercial bank.

“Change Order” is a written agreement between the Parties hereto providing for one or more of the following: (i) a change in the Contract Sum, or (ii) a change in the Plans.

“City” means the Creve Coeur, Missouri .

“Commencement Date” means the last to occur of (a) the date on which Substantial Completion of the Project is achieved and (b) the date on which Landlord delivers possession of the Premises to Tenant, except to the extent expressly provided to the contrary in this Lease.

“Commissioning Date” means the date on which the stage of installation of the Equipment has occurred such that Tenant may commence commissioning the first growth chamber at the Premises.

“Commissioning Work” is defined in the Work Letter.

“Construction Contract” means that certain construction contract between Landlord, as owner, and Contractor, as contractor, as the same may be amended from time to time.

“Contingency Date” is defined in Article 23.

“Contract Sum” means, as of any date, the lump sum or guaranteed maximum price, as applicable, under the Construction Contract.

“Contractor” is defined in the Work Letter.

“Default Rate” means a variable rate of interest equal to five percent (5%) over the prime rate of interest as reported in The Wall Street Journal from time to time, or any successor publication designated by Landlord providing comparable information.

“Due Diligence Documents” means those materials described on Exhibit K hereto.

“Early Entry Date” is defined in the Work Letter.

“Early Entry Period” is defined in the Work Letter.

“Early Entry Work” is defined in the Work Letter.

“Early Growth Chamber Operations” is defined in Section 4.6.

“Equipment” means the equipment set forth on Exhibit B attached hereto.

“Equipment Base Rent” means the base rent for Tenant’s lease of the Equipment to be paid during the Initial Lease Term as set forth on the Base Rent Schedule.

“Equipment Costs” means the total hard costs incurred by Landlord in connection with acquiring the Equipment for the Project, which shall include: (a) the cost of the Equipment; (b) transportation costs of the Equipment; and (c) sales tax applicable to the Equipment.

“Event of Default” is defined in Section 12.1.

“Excess Bad Weather Lost Days” means any Lost Days caused primarily by adverse weather conditions, or adverse site conditions caused by adverse weather, in excess of twenty (20) such Lost Days during the Project.

“Excusable Delay” means delay in the Project caused by any one or more of the following: Force Majeure Causes (provided, however, that for purposes of this definition, adverse weather and adverse site conditions caused by adverse weather shall only be considered to the extent the same result in Excess Bad Weather Lost Days), Unforeseen Conditions or errors and omissions in the Plans caused by Tenant or its consultants, contractors, agents or employees. In no event shall Excusable Delay include delays caused by Landlord’s failure to perform its obligations under the Construction Contract or the Architect’s Agreement.

“Expiration Date” shall mean 11:59 p.m. (St. Louis time) on the last day of the twentieth (20th) Lease Year, as the same may be accelerated or extended as provided in this Lease.

“Extension Option” is defined in Section 4.2.

“Extension Option Period” is defined in Section 4.2.

“Force Majeure Causes” means circumstances beyond the reasonable control of the party claiming the occurrence of Force Majeure Causes, including, without limitation, the following: strikes, picketing, sabotage or labor disputes; labor shortages; adverse weather conditions; adverse site conditions caused by adverse weather conditions; fire or other unavoidable casualties; hurricane, tornado, windstorm, flood, earthquake or acts of God; epidemic or pandemic; unavailability of materials or utilities not caused by the claiming party’s negligence, wrongful acts or omissions (including, without limitation, delays in the manufacturing of the Equipment and customs delays with respect to Equipment or materials being imported into the United States); war, invasion, civil commotion, embargo, terrorist attacks, riots or public insurrection; delays caused by any act or failure to act by any Governmental Authority (including, without limitation, delays in the issuance of permits, licenses and approvals required for the Project); and litigation reasonably delaying the Project not caused by the fault of the party claiming Force Majeure Causes.

“Governmental Authority” means any one of the following: the United States of America; the State; the county in which the Land is located; the City, or any agency or department thereof, or any court or administrative body, having jurisdiction over the Land, the Project or the Building, or Tenant’s Permitted Use.

“Hazardous Substance” is defined in Section 19.1.1.

“Initial Term” means the period commencing on the Commencement Date and ending at 11:59 p.m. (St. Louis time) on the last day of the twentieth (20th) Lease Year, as the same may be accelerated as provided in this Lease.

“Land” means the land upon which the Building will be constructed, which address is commonly known as 1200 Research Blvd., Creve Coeur, St. Louis County, Missouri 63132 and legally described on Exhibit A attached hereto.

“Landlord Indemnified Parties” means Landlord and its members, managers, officers, directors, shareholders, parent affiliated companies, employees, agents, contractors, including, without limitation, Contractor and its subcontractors and any and all Mortgagees.

“Landlord’s Address for Notices” is as follows:

1200 Research Owner, LLC
6 Countryside Lane
St. Louis, Missouri 63131
Attention: Felix Williams
Email Address:     fwilliams@lagomaj.com

“Law(s)” means all applicable laws, ordinances, rules, regulations, codes, orders, permits, decrees or requirements of all governmental authorities having jurisdiction over the Premises or the Project.

“Lease Term” or “Term” means the period commencing on the Commencement Date and ending on the Expiration Date.

“Lease Year” means: (a) if the Commencement Date does not occur on the first day of a calendar month, each period of twelve (12) consecutive calendar months commencing on the first day of the month immediately following the month in which the Commencement Date occurs, and on each anniversary of such date, provided that the first Lease Year shall also include the period from the Commencement Date to the first day of the calendar month immediately following the Commencement Date; or (b) if the Commencement Date occurs on the first day of a calendar month, the twelve (12) month period beginning on the Commencement Date and any successive twelve (12) month periods thereafter occurring during this Lease; whichever is applicable.

“Liquidity” means, on any day, Tenant’s unrestricted cash and Cash Equivalents and Tenant has ready access to such unrestricted cash and Cash Equivalents. Liquidity may not include any cash or Cash Equivalents that are held as restricted cash or specially designated accounts relating to cash reserve requirements of lenders or regulatory or governmental agencies.
“Loan Documents” means all documents, instruments and agreements which evidence secure and guarantee the obligations of Landlord under any Mortgage Loan.

“Lost Day” means any day on which more than sixty percent (60%) of the Work then scheduled did not occur.

“Minor Change” means a nonmaterial change to the Plans or substitution of material or equipment of like quality approved by Landlord and which (a) does not increase the cost of the Work to Landlord, (b) does not increase the time required to complete the Project, (c) is consistent with the intent and design concept expressed in the Plans, (d) does not adversely affect the quality of the material or workmanship expressed in the Plans or the utility of the Premises, and (e) conforms to all Laws.

“Mortgage” means any deed of trust, mortgage, security agreement, assignment of rents or comparable collateral documents granted by Landlord and affecting Landlord’s interest in the Premises.

“Mortgage Lender” means, as of any date, the holder of a Mortgage on such date.

“Mortgage Loan” means any loan secured by a Mortgage.

“Net Decrease” is defined in the Work Letter.

“Net Increase” is defined in the Work Letter.

“Other Taxes” is defined in Section 6.3.

“Outside Completion Date” means October 15, 2021. Such date shall be extended by Tenant Delay and Excusable Delay. Without limiting the foregoing, if Landlord has not received all governmental licenses, permits and approvals required to commence all critical path construction activity with respect to the Project by January 15, 2021, then such date shall be extended by the number of days after January 15, 2021 until the date Landlord has received all such licenses, permits and approvals.

“Payment Dates” means the dates on which Tenant shall make monthly payments of Base Rent to Landlord hereunder, which are as follows:

(a)    The first Payment Date shall be the Commencement Date;

(b)    The Payment Date for each calendar month after the Commencement Date occurs until the end of the Lease Term shall be the first day of each such month; and

(c)    If any Payment Date determined as aforesaid is on a day other than a Business Day, then such Payment Date shall be extended until the next Business Day.

“Permitted Exceptions” means (a) all easements, conditions, restrictions, deed reservations, rights of way and other matters of record which (i) affect Landlord’s title to the Land on the date hereof, or (ii) are granted after the date hereof by Landlord and which are required in connection with the development of the Project and do not interfere with or restrict Tenant’s access to the Premises or the ability of Tenant to use the Premises for Tenant’s Permitted Use unless approved by Tenant in writing, and (b) all applicable zoning regulations.

“Plans” is defined in the Work Letter.

“Preliminary Plans” is defined in the Work Letter.

“Preliminary Project Budget” means the estimate of the Project Costs as of the Effective Date, which estimate is set forth in a separate written instrument signed by the Parties.

“Premises” means, during the Initial Term, collectively, the Property and the Equipment. The “Premises” during the Extension Option Period means the Property.

“Proceeds” is defined in Section 14.2.

“Project” means the work (including, without limitation, all labor, material and equipment) required to construct and complete the improvements described in the Plans including, without limitation, construction of the Building and acquisition and installation of the Equipment and all related on and off site improvements, utilities, detention areas, parking facilities, driveways, sidewalks and landscaping; excluding, however, the Tenant Improvements.

“Project Allowances” is defined in the Work Letter.

“Project Budget” is defined in the Work Letter.

“Project Costs” means the total hard and soft costs incurred by Landlord in connection with acquiring the Land, designing and constructing the Project, financing the Project and otherwise performing Landlord’s obligations under this Lease and achieving final and lien free completion of the Project, including, without limitation, the Equipment Costs.

“Property” means the Land, the Building and all related site improvements, parking facilities, driveways, sidewalks and landscaping.

“Property Base Rent” means the base rent for Tenant’s lease of the Property to be paid during the Property Lease Term as set forth on the Base Rent Schedule.

“Property Management Services” means those property management services to be performed by Landlord as more particularly set forth on, and subject to the terms and provisions of, Exhibit G attached hereto.

“Punch List” is defined in the Work Letter.

“Real Estate Taxes” is defined in Section 6.1.

“Rent” means, collectively, Base Rent and Additional Rent.

“Rent Commencement Date” means the Commencement Date, as the same may be accelerated or extended as provided in this Lease.

“Repairs” is defined in Section 9.1.

“Restoration” is defined in Section 14.1.

“Security Deposit” means the amount of $1,000,000.00, to be deposited with, and held by, Landlord as provided herein.

“State” means the State of Missouri.

“Substantial Completion” means that stage in the progress of the Work when the Equipment has been installed in substantial accordance with the Plans and the Building is sufficiently complete such that a temporary certificate of occupancy is issued (provided, however, that if Tenant delays in taking any actions required of Tenant to cause issuance of such permit or if such permit is not issued due to the Tenant Improvements not being completed, then Substantial Completion shall be deemed to have occurred on the date when such permit could have been issuable in the absence of such delays), subject to the completion of (a) customary punch list items which do not have a material adverse effect on the ability of Tenant to use the Premises for Tenant’s Permitted Use, (b) any work to be performed by Tenant which is not included within the scope of work described in the Plans, including any Tenant Improvements and (c) any work to be performed by Tenant’s Vendors, whether or not described in the Plans. In the event of any dispute as to whether Substantial Completion has occurred, a certificate of substantial completion, executed by Landlord’s architect stating that the Work has been substantially completed and that the elements of Substantial Completion in accordance with the definition of this Lease have been met, and such affidavit shall be conclusive and binding evidence that Substantial Completion has occurred as of the date indicated in such certificate.

“Target Completion Date” means September 1, 2021. Such date shall be extended by Tenant Delay and Excusable Delay. Without limiting the foregoing, if Landlord has not received all governmental licenses, permits and approvals required to commence all critical path construction activity with respect to the Project by January 15, 2021, then such date shall be extended by the number of days after January 15, 2021 until the date Landlord has received all such licenses, permits and approvals.

“Taxes” is defined in Section 6.3.

“Tenant Delay” means any delay in the completion of the Project caused by (1) changes requested by Tenant to the Plans or the Work, (2) any failure of Tenant to make decisions regarding material, equipment, layout, color or other comparable matters, or provide an approval or detailed disapproval with any matter pertaining to the Project, within five (5) days after Landlord’s written request therefor, unless a longer period of time for such approval or disapproval is expressly set forth herein, (3) delays caused by Tenant’s operations at the Premises or any work performed or to be performed by Tenant, its agents or employees or any of Tenant’s Vendors, including, without limitation, in connection with the Tenant Improvements, the Early Entry Work, the Commissioning Work or the Early Growth Chamber Operations, (4) any Event of Default on the part of Tenant hereunder, or (5) any other circumstances or delays caused in whole or in part by Tenant.

“Tenant Equipment” means that equipment owned by Tenant pursuant to Section 10.6.

“Tenant Improvements” means those improvements to be constructed and paid for by Tenant, and not included within the Plans, for Tenant’s initial occupancy of the Premises, if any.

“Tenant Indemnified Parties” means Tenant and its officers, directors, shareholders, parent company, affiliated companies, employees, agents and contractors.

“Tenant Required Insurance” is defined in Section 11.1.

“Tenant’s Address For Notices” is as follows:

BENSON HILL, INC.
1001 N. Warson Rd. Suite 200
St. Louis, MO 63132
Attention: Legal Department
Email Address: legal@bensonhill.com

With a copy to:

KOLEY JESSEN P.C., L.L.O.
1125 S. 103rd Street, Suite 800
Omaha, Nebraska 68124
Attention: Matthew Speiker
Email: matthew.speiker@koleyjessen.com

“Tenant’s Permitted Use” shall mean the use of the Premises for light industrial use, which may include, but is not limited to, the operation of agricultural growth chambers, agricultural seed storage and handling and office uses ancillary thereto, to the extent permitted under applicable Law and the Permitted Exceptions.

“Tenant’s Vendors” means any other person or entity under contract with Tenant or under contract with any party under contract with Tenant (excluding, however, Landlord, Contractor and their respective subcontractors and suppliers); and “Tenant Vendor” means any one of the foregoing.

“Unforeseen Condition” means any condition encountered at the Premises which differs materially from those conditions indicated in the Due Diligence Documents with respect to the Land or which are unknown physical conditions of an unusual nature, which differ materially from those ordinarily found to exist.

“Warranty Schedule” means the Schedule of Warranties attached hereto as Exhibit D.

“Work” means all services, labor, material and equipment required to be provided by Landlord to complete the Project.

“Work Letter” means the Work Letter attached hereto as Exhibit C.

ARTICLE 2 - PREMISES

2.1    Lease. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, on the terms and subject to the conditions in this Lease. Tenant’s leasehold rights hereunder are subject to, and Tenant shall not cause any breach of, the terms and provisions of each of the Permitted Exceptions.

2.2    Title Exceptions. Landlord reserves the right, from time to time, to grant such easements, rights and dedications (and to amend, modify or terminate any easements, rights or agreements) affecting the Property as Landlord deems necessary or desirable, as long as the same do not adversely affect or restrict Tenant’s access to or Tenant’s Permitted Use of the Premises in any respect, unless approved by Tenant in writing. At Landlord’s request, except as otherwise set forth in this Lease, Tenant shall join in the execution of any of the aforementioned documents or shall subordinate Tenant's interest in the Premises to any rights created under said documents.

ARTICLE 3 - PROJECT

3.1    Construction of the Premises.

3.1.1    Landlord shall enter into the Construction Contract with Contractor pursuant to which Contractor will agree for the benefit of Landlord and Tenant to construct the Building and the other portions of the Project in substantial compliance with the Plans. The Equipment for the Project shall meet those specifications set forth on Exhibit B, as the same may be modified by the Plans, the process set forth in Section 3.3.1 of the Work Letter or the written agreement of the Parties. Promptly following the completion of the final Plans pursuant to Work Letter, Landlord shall, or shall cause Contractor to, apply for and diligently pursue all governmental licenses, permits and approvals required to commence all critical path construction activity with respect to the Project.

3.1.2    Landlord and Tenant shall endeavor to cause the Commissioning Date to occur during the period from July 1, 2021 to the Target Completion Date (as the same may be extended for Excusable Delay and Tenant Delay), provided, however, that Landlord shall have no liability hereunder for failure of the Commissioning Date to occur prior to or during such period, nor shall the same entitle Tenant to any penalties, abatement of rent or other damages hereunder.

3.1.3    Landlord shall endeavor to cause Substantial Completion to be achieved in substantial compliance with the Plans (which shall include all building systems being in good working order and repair) and endeavor to deliver the Building to Tenant on or before the Target Completion Date; provided, however, that Landlord shall have no liability hereunder for failure of Substantial Completion to occur by the Target Completion Date, nor shall the same entitle Tenant to any penalties, abatement of rent or other damages hereunder.

3.1.4    Landlord shall cause Substantial Completion to be achieved in substantial compliance with the Plans (which shall include all building systems being in good working order and repair) and deliver the Building to Tenant on or before the Outside Completion Date. In the event Landlord fails to achieve Substantial Completion on or before the Outside Completion Date, then, as its sole and exclusive remedy (except as otherwise expressly provided in this Section 3.1) with respect to such late delivery, Tenant shall be entitled to a credit towards the Base Rent payable hereunder in an amount equal to $5,000 per day for each day after the Outside Completion Date until Substantial Completion is achieved (the “Late Delivery Charge”); provided, however, if the Commissioning Date has occurred or the Early Growth Chamber Operations have commenced, then such Late Delivery Charge shall be reduced to $2,500 per day. Such Late Delivery Charge shall be credited against the installments of Base Rent first becoming due hereunder. In the event Landlord fails to achieve Substantial Completion on or before January 15, 2022, as such date shall be extended for Tenant Delay, Excused Delay and any delays in the issuance of all governmental licenses, permits and approvals required to commence all critical path construction activity with respect to the Project beyond January 15, 2021, and in addition to the accrual of the Late Delivery Charge, Tenant shall have the right to notify Landlord in writing that Tenant intends to take over the performance of the Work from Landlord and complete the same, and if Landlord fails to achieve Substantial Completion within fifteen (15) days after Tenant gives such written notice to Landlord, Tenant shall have the right to perform Landlord’s obligations hereunder with respect to the performance of the Work and complete the same in accordance with the Plans. If Tenant elects to take over performance of the Work as aforesaid, then Landlord shall reimburse Tenant for the actual, out-of-pocket costs incurred by Tenant to complete the Work, together with a five percent (5%) administrative fee on such Tenant costs; provided, however, that the aggregate amount of such reimbursement shall not exceed an amount equal to the sum of (a) the aggregate remaining Project Costs as set forth in the Project Budget as of the date Tenant takes over performance of the Work, plus (b) $2,000,000. Landlord shall make such reimbursement to Tenant within thirty (30) days after receipt of Tenant’s written request for reimbursement, together with invoices substantiating the amount of such costs. To the extent that Landlord fails to reimburse Tenant within said thirty (30) day period, Tenant shall have the right to set off such unreimbursed costs against the next installments of Base Rent payable hereunder. In addition, if Tenant takes over performance of the Work as aforesaid, the Late Delivery Charge shall cease to accrue on the sooner of (i) Substantial Completion, and (ii) the date which is sixty (60) days after Tenant takes over performance of the Work. Additional rights and obligations of the Parties with respect to the Project are set forth in the Work Letter which forms a part of this Lease.

3.2    Landlord Disclaimer. Tenant acknowledges and agrees that, except as otherwise expressly set forth in this Lease, no representations or warranties have been made by Landlord, Contractor, or any person, firm or agent acting or purporting to act on behalf of Landlord, as to (i) the quality or accuracy of any of the Plans not prepared under the supervision of Landlord, (ii) the presence or absence on, under or affecting the Land of any particular materials or substances (including, without limitation, Hazardous Substances), (iii) the subsurface conditions of the Land or any portion thereof, (iv) the value, expense of operation or income potential of the Premises before, during or after completion of the Project, (v) the accuracy or completeness of any title, survey, structural reports, environmental audits or other information provided to Tenant relative to the Premises (regardless of whether the same were retained or paid for by Landlord, or (vi) any other fact or condition which has or might affect the Premises or the condition, repair, value, expense of operation or income potential thereof.

3.3    Final Completion Confirmation Agreement. Upon final completion of the Project, each Party agrees to execute and deliver an amendment to this Lease confirming the Commencement Date, the Rent Commencement Date, the Expiration Date and the Base Rent; provided, however, that the failure of either Party to execute and deliver such an amendment shall not affect the rights or obligations of the Parties under this Lease.

ARTICLE 4 - TERM

4.1    Lease Term.

4.1.1.     Property. The term of this Lease with respect to the Property shall be for the Lease Term.

4.1.2     Equipment. The term of this Lease with respect to the Equipment shall be for the Initial Term, as the same may be sooner terminated as provided in this Lease. For the avoidance of doubt, Tenant’s rights hereunder with respect to the Extension Option shall apply to the Property only, and not the Equipment.

4.2    Option to Extend Lease Term. Tenant shall have the option (the “Extension Option”) to extend the Lease Term with respect to the Property for one period of fifteen (15) years (such period being referred to herein as the “Extension Option Period”). In order to exercise the Extension Option: (a) Tenant shall be required to give written notice thereof to Landlord no sooner than eighteen (18) months and no later than twelve (12) months prior to the Expiration Date; (b) Tenant shall have either (i) entered into a separate lease agreement with Landlord pursuant to which Tenant shall lease the

Equipment from Landlord for a term equal to and coterminous with the Extension Option Period for the fair market rental value of the Equipment during such term, or (ii) acquired the Equipment from Landlord (such acquisition to occur on the last Business Date of the Initial Term) for the fair market value thereof; and (c) no Event of Default shall have occurred and be continuing on either the date Tenant exercises the Extension Option or the first day of the Extension Option Period. For purposes of the foregoing, the fair market value of the Equipment shall mean the appraised value thereof as determined by an appraiser mutually acceptable to Landlord and Tenant, less the aggregate amount of all out-of-pocket costs and expenses actually incurred by Tenant for the replacement of any Equipment by Tenant that is not Replacement Eligible Equipment (as defined below) during the Initial Term and for Repairs to the Equipment (including, for the avoidance of doubt, any payments by Tenant towards maintenance and service contracts for the Equipment, and excluding, for the avoidance of doubt, the costs of an new or replacement Equipment purchased by Tenant which remains the property of Tenant) during the final six (6) Lease Years of the Initial Term; provided, however, in no event shall the fair market value thereof be less than $1.00. If Tenant exercises the Extension Option, the Base Rent payable during the Extension Option Period shall be determined pursuant to Exhibit H attached hereto. If Tenant exercises the Extension Option as aforesaid, the Lease Term and the Expiration Date shall be extended by the Extension Option Period with respect to the Property and Tenant shall occupy the Property under all of the terms, conditions and provisions of this Lease except with respect to the following: (i) the amount of Base Rent, which shall be determined as provided in this Section; (ii) the Lease Term and Expiration Date which shall be extended as aforesaid with respect to the Property, but not the Equipment; and (iii) Tenant shall have no further right to extend or renew this Lease beyond the Extension Option Period.

4.3    Showing of Premises. Landlord reserves the right to display on the Premises (i) at any time, all "For Sale" signs Landlord deems necessary or desirable, and (ii) during the last twelve (12) months of the Lease Term, all "For Lease" signs relating to the Premises as Landlord deems necessary or desirable. The placement of such signs shall not unreasonably interfere with Tenant's access to or business operations in the Premises. Upon at least forty-eight hours prior written notice to Tenant, Landlord may show the Premises and all parts thereof to any prospective buyers, mortgagees or tenants during normal business hours, provided Landlord uses commercially reasonable efforts to minimize any interruption in Tenant’s business operations in the Premises at the time of such showings.

4.4    Condition of Premises at End of Lease Term. At the expiration or earlier termination of the Lease Term, Tenant shall: (a) surrender possession of the Premises (excluding the Equipment if, but only if, Tenant has acquired the Equipment from Landlord) in broom-clean condition and good repair, ordinary wear and tear and damage by casualty or condemnation excepted; provided, however, that Tenant, at Tenant’s sole expense, shall be obligated to cause all building systems to be in working order; and (b) remove all of Tenant’s interior and exterior signs, trade fixtures and personal property (including the Equipment if, but only if, Tenant has acquired the Equipment from Landlord) from the Property and repair any damage caused by such removal to Landlord’s reasonable satisfaction. If Tenant fails to leave the Premises in such condition, then Landlord shall have the right to repair and restore the same to such condition and Tenant shall immediately reimburse Landlord for the cost thereof plus an administrative fee of five percent (5%) of the costs thereof.

4.5    Holdover. At the termination of the Lease Term by lapse of time or otherwise, Tenant shall deliver immediate possession of the Premises (excluding the Equipment if, but only if, Tenant has acquired the Equipment from Landlord) in accordance with this Lease. If Tenant fails to surrender possession of any portion of the Premises when required hereunder, then, in addition to any other of Landlord's rights and remedies, Tenant will be liable to Landlord for (a) monthly base rent for each calendar month or portion of a calendar month during the period of holdover at a rate equal to 150% of the Base Rent in effect immediately prior to such holdover, and (b) any and all losses, damages, excluding consequential and indirect damages, and expenses that Landlord shall suffer as a result of such failure to surrender possession. Without limiting the generality of the foregoing, Tenant shall indemnify, defend (by counsel acceptable to Landlord) and hold Landlord harmless from any losses, damages and expenses suffered by Landlord resulting from Landlord's inability to deliver possession of the Premises (or any portion thereof) to any possible succeeding tenant which inability results from Tenant's failure to surrender possession of the Premises as required herein. Such indemnification shall be in addition to any other right or remedy available to Landlord under this Lease or applicable Law in the case of any holding over of the Premises beyond the expiration or earlier termination of the Lease Term.

4.6    Early Operations. If Tenant desires to commence the operation of one or more growth chambers at the Premises (the “Early Growth Chamber Operations”) (as distinguished from performing the Commissioning Work, as described in the Work Letter) after the completion of the Commissioning Work, but prior to Substantial Completion, Tenant shall deliver written notice to Landlord requesting such Early Growth Chamber Operations. Landlord shall review such request with Contractor to determine whether, in Landlord’s and Contractor’s reasonable opinion, such Early Growth Chamber Operations can be undertaken so as not to interfere with or delay the Project or any component part thereof, can be safely performed and can occur without the issuance of a certificate of occupancy. If Landlord and Contractor make such determination, as communicated to Tenant in writing, then Tenant shall have the right to commence the Early Growth Chamber Operations with respect to those growth chambers approved by Landlord, subject to the following requirements:

(a)    Any entry onto the Premises by Tenant or its agents, employees or Tenant’s Vendors shall be at Tenant’s sole risk and expense;

(b)    All Early Growth Chamber Operations shall be coordinated in advance with Landlord and Contractor and, further, shall be performed in compliance with such reasonable rules, regulations and requirements as Landlord or Contractor, or both, may impose or as may be necessary to avoid delays in the Project and to preserve the safety of the Project. Without limiting the foregoing, such requirements imposed by Landlord or Contractor may include phasing of, limitations on or prohibitions against performance of the Early Growth Chamber Operations, taking into consideration the state of completion of the electrical and other utility and building systems work to be performed as part of the Project and all applicable Laws;

(c)    Tenant shall not interfere with Landlord, Contractor or any of Landlord’s other contractors in performing any Early Growth Chamber Operations;

(d)    No Tenant Vendor employed by Tenant as part of the Early Growth Chamber Operations shall cause any labor difficulties with the labor employed by Landlord, Contractor or its subcontractors (of any tier) and if difficulties are encountered by Landlord, Contractor or its subcontractors, then Tenant shall cause the laborers causing such difficulties to leave and not re-enter the site;

(e)    Tenant shall comply with and be bound by all provisions of the Lease during the period commencing on the commencement of the Early Growth Chamber Operations and ending on the Commencement Date; provided, however, that the monthly Base Rent payable by Tenant during such period shall be an amount equal to (i) the

Equipment Base Rent payable during the first month of the Lease Term, multiplied by (ii) a fraction, the numerator of which is the rentable square footage of the growth chambers with respect to which Tenant is permitted to perform the Early Growth Chamber Operations, and the denominator of which is the total rentable square footage of all of the growth chambers at the Premises, which Base Rent shall be payable on the first day of each month in advance (and shall be prorated for any partial calendar months during such period). For the avoidance of doubt, Tenant shall be responsible for all operating costs, including utility charges, incurred in connection with the Early Growth Chamber Operations and, if not billed directly to Tenant by the applicable third party provider, shall be reimbursed to Landlord within thirty (30) days after Landlord’s delivery of an invoice to Tenant therefor;

(f)    Prior to entry upon the Premises by Tenant, Tenant agrees to pay for and provide to Landlord certificates evidencing that Tenant has then obtained and is maintaining all Tenant Required Insurance;

(g)    Tenant and its agents and contractors agree to comply with all Laws relating in any way to the Early Growth Chamber Operations, including, without limitation, refraining from taking any actions requiring a certificate of occupancy if such certificate of occupancy has not been issued; and

(h)    In no event shall Tenant’s right to perform the Early Growth Chamber Operations include the right for Tenant to commence any other business operations at the Premises prior to the Commencement Date.

Except to the extent of the negligence or willful acts of Landlord, the Contractor (and the Contractor’s subcontractors and suppliers) and their respective agents and employees, Tenant hereby agrees to indemnify, defend and hold harmless the Landlord Indemnified Parties from and against any and all actions, claims, liens, liabilities, losses, damages, penalties and expenses (including, without limitation, attorneys’ fees and legal costs) suffered or incurred by any one or more of the Landlord Indemnified Parties to the extent caused by the Early Growth Chamber Operations or the entry onto the Premises by any one or more of Tenant, Tenant’s Vendors and their respective employees, agents or contractors, in advance of the Commencement Date. Tenant does hereby agree to assume all risk of loss or damage to any of Tenant’s inventory, equipment, supplies or raw materials placed on or around the Premises by Tenant or its agents or contractors.

ARTICLE 5 - RENT

5.1    Base Rent. On each Payment Date during the Lease Term, Tenant shall pay to Landlord, by wire transfer of good funds, the amount of the monthly installment of Base Rent required to be paid on such Payment Date as set forth on the Base Rent Schedule, without any set off or deduction whatsoever. Tenant shall pay to Landlord in good funds each such installment of Base Rent on the Payment Dates pursuant to such wire transfer instructions as Landlord from time to time may designate. Base Rent for any partial calendar month at the beginning of the Lease Term, if any, shall be pro-rated on a daily basis (at the rate of one thirtieth (1/30th) of the monthly installment of Base Rent) for each day from the Rent Commencement Date through the last day of the month during which the Rent Commencement Date occurs and shall be included paid along with the first monthly installment of Base Rent.

5.2    Additional Rent. All amounts which Tenant is required to pay pursuant to this Lease (other than Base Rent), including, without limitation, any amount which Tenant becomes obligated to pay pursuant to any indemnification or reimbursement obligation, together with every fine, penalty, interest and cost which may be added for non-payment or late payment thereof, shall constitute additional rent reserved herein and shall be included within the term “Additional Rent” as used in this Lease. Tenant’s obligation to pay any and all Base Rent and Additional Rent which accrues during the Lease Term shall survive any termination or expiration of the Lease Term.

5.3    Interest on Past Due Rent; Late Charge. If Tenant shall fail to pay any Base Rent or Additional Rent or any other sum due hereunder when the same shall become due, Landlord shall have all rights, powers and remedies with respect thereto as are provided herein or by law in the case of non-payment of rent and shall, except as expressly provided herein, have the right to pay the same on behalf of Tenant. Tenant shall pay to Landlord interest on all past-due Rent at a rate of interest per annum, compounded monthly, equal to the Default Rate (but in no event shall the Default Rate exceed the maximum amount permitted by law) in either case, from the due date thereof until paid by Tenant. Tenant shall perform all its obligations under this Lease at its sole cost and expense, and shall pay all Base Rent, Additional Rent and any other sum due hereunder when due and payable, without notice or demand and without abatement, deduction or set-off. In addition to the foregoing, Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount of any installment of Base Rent or Additional Rent if such installment is received by Landlord more than ten (10) days after the due date thereof; provided, however, with respect to the first such late payment occurring during any twelve (12) month period during the Lease Term, such late charge shall not be assessed against such payment if such payment is made to Landlord within five (5) days after Landlord gives written notice of such late payment to Tenant.

5.4    Tenant Obligations for Costs and Expenses; No Termination or Offset. It is the intent of the Parties that Tenant shall be solely responsible for and pay all costs and expenses relating to the use, operation, enjoyment, repair, maintenance, and replacement of the Premises and each part thereof, except for Landlord’s obligations with respect to: (a) Real Estate Taxes and Personal Property Taxes as set forth in Sections 6.1 and 6.2, (b) any costs or expenses related to Landlord’s Repair obligations set forth in Section 9.3, (c) Landlord’s Required Insurance as set forth in Section 11.2, (d) those costs and expenses which are the express obligation of Landlord pursuant to the Property Management Services set forth on Exhibit G, if any, and (e) any other costs or expenses which are the express obligation of Landlord under this Lease. Tenant shall pay all such amounts directly to the Party entitled thereto and, if Landlord shall pay any such amounts, Tenant shall reimburse Landlord for such amounts on demand as Additional Rent hereunder. Any present or future law to the contrary notwithstanding, this Lease shall not terminate, except as otherwise expressly provided herein, nor shall Tenant be entitled to any abatement or reduction, set-off, counterclaim, defense or deduction with respect to any Base Rent, Additional Rent or other sums payable hereunder. The Parties intend that the obligations of Tenant hereunder shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations shall have been modified or terminated pursuant to an express provision of this Lease. Notwithstanding anything to the contrary in the foregoing, nothing in the foregoing shall be deemed to relieve Landlord from liability for the failure of Landlord to perform Landlord’s express obligations under this Lease.

5.5    Bankruptcy of Landlord. Provided Tenant’s occupancy rights to the Premises are not disturbed, Tenant shall remain obligated under this Lease in accordance with its terms and shall not take any action to terminate, rescind or avoid this Lease, notwithstanding any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Landlord or any action with respect to this Lease which may be taken by any trustee, receiver or liquidator or by any court.

5.6    No Implied Contract Rate. Any statement of the number of square feet comprising the Building or the Land is for reference purposes only. The gross dollar amount of Base Rent to be paid by Tenant hereunder shall be as set forth herein notwithstanding any discrepancy which may be later found to exist between the number of square feet of the Building or the Land as stated in this Lease and the actual number of square feet thereof.

5.7    Accord and Satisfaction. No payment by Tenant or receipt by Landlord of an amount less than is due hereunder shall be deemed to be other than payment towards or on account of the earliest portion of the amount then due by Tenant nor shall any endorsement or statement on any check or payment (or in any letter accompanying any check or payment) be deemed an accord and satisfaction (or payment in full), and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such amount or pursue any other remedy provided herein or otherwise available at law or in equity.

ARTICLE 6 - TAXES

6.1    Real Estate Taxes. Landlord shall be responsible for all real estate taxes and assessments and any and all payments in lieu of such taxes (all such taxes and payments in lieu of taxes being collectively referred to herein as “Real Estate Taxes”) levied against the Property which are attributable to the period commencing on the date of this Lease and ending on the last day of the Lease Term. To the extent that the Real Estate Taxes exceed $450,000 (the “Real Estate Tax Cap”) for any calendar year, Tenant shall pay to Landlord the amount by which such Real Estate Taxes exceed the Real Estate Tax Cap as Additional Rent hereunder within thirty (30) days after Landlord’s written request for such payment; provided, however, in no event shall Tenant be responsible for payment of fines, costs, late charges, liquidated damages, penalties, tax penalties, or related interest charges related to Landlord’s failure to timely pay the Real Estate Taxes unless resulting from Tenant’s failure to timely pay any amount it is required to pay under this Section 6.1.

6.2    Personal Property Taxes. Landlord shall be responsible for all personal property taxes and assessments levied (all such taxes being collectively referred to herein as “Personal Property Taxes”) levied against the Equipment which is attributable to the period commencing on the date of this Lease and ending on the last day of the Initial Term. To the extent that the Personal Property Taxes levied against the Equipment exceed $300,000 (the “Personal Property Tax Cap”) for any calendar year, Tenant shall pay to Landlord the amount by which such Personal Property Taxes levied against the Personal Property exceed the Personal Property Tax Cap as Additional Rent hereunder within thirty (30) days after Landlord’s written request for such payment; provided, however, in no event shall Tenant be responsible for payment of fines, costs, late charges, liquidated damages, penalties, tax penalties, or related interest charges related to Landlord’s failure to timely pay the Personal Property Taxes unless resulting from Tenant’s failure to timely pay any amount it is required to pay under this Section 6.2. Tenant shall be responsible for, and pay as and when due and on or before the date on which any penalties or interest commences to accrue, all Personal Property Taxes levied against Tenant’s personal property, furniture, trade fixtures and equipment (which, for the avoidance of doubt, excludes the Equipment) attributable to the period commencing on the date of this Lease and ending on the last day of the Initial Term.

6.3    Other Taxes. Tenant shall pay, as and when due and on or before the date on which any penalties or interest commences to accrue (and as Additional Rent due hereunder), all Other Taxes (as defined hereinafter) which are attributable to the period commencing on the Commencement Date and ending on the last day of the Lease Term. For the purpose of this Lease, the term “Other Taxes” shall include all water and sewer rents and charges and other governmental impositions of every kind and nature whatsoever, extraordinary as well as ordinary, foreseen and unforeseen, and each and every installment thereof, which shall or may, during the Lease Term, be levied, assessed, or imposed upon, against or with respect to the Premises, or any component part thereof, or which is in lieu of or in replacement of any of the foregoing types of taxes or assessments; expressly excluding the portion of the Real Estate Taxes which are the obligation of Landlord pursuant to Section 6.1 above and those Personal Property Taxes which are the obligation of Landlord pursuant to Section 6.2 above. Notwithstanding anything to the contrary herein, Other Taxes shall exclude any taxes or governmental impositions assessed and levied prior to the Commencement Date that is related to the construction of the Premises or acquisition of the Equipment. Except as may otherwise be expressly provided in this Lease, nothing herein shall be deemed to require Tenant to pay any estate, inheritance, succession, capital levy, corporate franchise, transfer or income tax of Landlord, nor shall any of the same be deemed Taxes as defined herein. As used in this Lease, the term “Taxes” shall mean that portion of the Real Estate Taxes which are the obligation of Tenant under Section 6.1 above, those Personal Property Taxes which are the obligation of Tenant pursuant to Section 6.2 above, Other Taxes and all payments required to be made in lieu thereof.

6.4    Contest. Tenant shall have the right, but not the obligation, to contest the amount of Real Estate Taxes or Personal Property Taxes assessed against the Premises (by means of contesting the assessed value of the Premises). Tenant shall comply with those reasonable requirements of Landlord with respect to such contests. If Tenant elects to contest taxes, Tenant shall deliver written notice to Landlord indicating Tenant will contest such taxes not less than thirty (30) days prior to the deadline to contest the same. If Tenant elects not to contest such taxes, then Landlord shall have the right, but not the obligation, to contest such taxes.

ARTICLE 7 - USE OF THE PREMISES

7.1    Permitted Use. Tenant shall use and occupy the Premises solely for Tenant’s Permitted Use and for no other use or purpose without the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed. During the Term of the Lease, Tenant shall have the right of access to the Premises 24 hours per day, 7 days per week.

7.2    No Violations of Law. Tenant shall not violate or permit the violation of, and at its cost shall cause the Premises, and all operations at the Premises, to be in compliance with all applicable Laws. Tenant shall, at its cost, obtain all licenses, permits or other authorizations required in connection with the occupancy of the Premises or operation of its business at the Premises. If any new alterations are required by any Governmental Authority for Tenant to occupy the Premises or to cause the same to be in compliance with all Laws following the completion of the Plans, then Tenant shall cause such work to be performed at Tenant's sole cost. Tenant shall not use or permit to be used the Premises in any manner that will (i) constitute a hazard, (ii) materially damage the reputation of the Premises or any part thereof, (iii) violate any Laws, or (iv) violate, suspend, void or serve to increase the premium of any policy or policies of insurance at any time carried on the Premises or any part thereof. Tenant shall not violate or permit the violation of any restrictive covenant, easement, lease or other condition of title affecting the Premises.

7.3    General Maintenance Obligations. Tenant shall maintain the Premises in a clean, safe and sanitary condition, free from vermin, termites and other pests. Tenant shall not cause or allow the Premises to be damaged or destroyed or to deteriorate, reasonable wear and tear excepted, from any act or omission of Tenant, its agents, employees or contractors. Tenant shall not permit any objectionable or offensive noise or odors to be emitted from the Premises. Tenant shall not permit the accumulation of waste or refuse matter, nor permit anything to be done or allow any condition to exist which would invalidate or prevent the procurement of any insurance policies which may at any time be required pursuant to the provisions of this Lease. Tenant shall not obstruct or permit the obstruction of any parking areas, streets or sidewalks located on or adjoining the Premises, and shall keep such parking areas, streets and sidewalks free of snow and ice. Tenant shall not suffer any waste to occur to the Premises.

7.4    Dangerous Activities Prohibited. Except to the extent of ordinary supplies and products typically used in Tenant’s business in accordance with Tenant’s Permitted Use and in compliance with all applicable Laws, Tenant represents, warrants and agrees that it will not store, use, produce or dispose of any explosives, flammable materials, hazardous substances, hazardous wastes, hazardous waste substances, radioactive materials or other pollutants or contaminants at the Premises.

7.5    Overloading Prohibited. Tenant shall not overload the floors, roof, walls or other structural components of the Building beyond their weight-bearing capacity. Landlord reserves the right to require the removal of any material equipment or furniture which exceeds such capacity upon ten (10) days’ prior written notice to Tenant (or sooner in the event of risk of injury or damage to persons or property) but shall not have any liability to Tenant or any third parties if Landlord fails to exercise such right, it being agreed that Tenant shall be solely responsible for any loss, damage or expense resulting from any such overloading.

7.6    Indemnity.

7.6.1     Subject to any waivers, releases or limitations on liability expressly set forth in this Lease, Tenant shall indemnify, defend and hold harmless all of the Landlord Indemnified Parties from and against any and all third party claims, causes of action, suits, arbitration proceedings, losses, damages, judgments, settlements, penalties and expenses (including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees and expenses and other dispute resolution expenses) suffered or incurred by any one or more of the Landlord Indemnified Parties resulting from any personal injury, death or damage to or loss of property to the extent caused by the breach of this Lease by Tenant, or by the negligence or willful misconduct of Tenant, or Tenant’s agents, employees, contractors, sublessees, assignees of this Lease or invitees onto the Premises, wherever the same may occur. Notwithstanding anything to the contrary in the foregoing, such indemnification and defense obligation shall not extend to any actions, claims, demands, costs, damages, penalties or expenses to the extent resulting from any negligence or willful misconduct of any one or more of the Landlord Indemnified Parties.

7.6.2    Subject to any waivers, releases or limitations on liability expressly set forth in this Lease, Landlord shall indemnify, defend and hold harmless all of the Tenant Indemnified Parties from and against any and all third party claims, causes of action, suits, arbitration proceedings, losses, damages, judgments, settlements, penalties and expenses (including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees and expenses and other dispute resolution expenses) suffered or incurred by any one or more of the Tenant Indemnified Parties resulting from any personal injury, death or damage to or loss of property to the extent caused by the breach of this Lease by Landlord, the breach of any representation or warranty expressly made by Landlord hereunder (subject, however, to the limitations in Section 22.4 hereof) or the negligence or willful misconduct of Landlord, its agents, contractors and employees or Contractor, its employees, agents or subcontractors. Notwithstanding anything to the contrary in the foregoing, such indemnification and defense obligation shall not extend to any actions, claims, demands, costs, damages, penalties or expenses to the extent resulting from any negligence or willful misconduct of any one or more of the Tenant Indemnified Parties.

7.6.3    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS LEASE, IN NO EVENT SHALL LANDLORD OR TENANT BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OTHER THAN SUCH DAMAGES ALLEGED BY THIRD PARTIES WITH RESPECT TO WHICH A PARTY HAS INDEMNIFICATION OBLIGATIONS HEREUNDER, TENANT AND LANDLORD HEREBY WAIVE ALL CLAIMS FOR SUCH DAMAGES OTHER THAN AS PROVIDED IN THIS SENTENCE. If a claim is made against Landlord and Tenant by a third party and such claim is covered partially by Tenant’s indemnity under Section 7.6.1 and partially covered by Landlord’s indemnity under Section 7.6.2, then the obligations of Landlord and Tenant shall be equitably apportioned with respect to such claim.

ARTICLE 8 - UTILITIES AND SERVICES

8.1    Services. As of the Commencement Date, the Premises shall be served by sewer, water, electricity and gas. Tenant shall make application for and arrange for all utility service to be placed in Tenant's name effective as of the Commencement Date of the Lease. During the Term, Tenant shall be solely responsible for and promptly pay, as and when the same become due and payable, all charges for water, sewer, electricity, gas, telephone or other communication, fire or burglar alarm systems, and any other utility or service supplied, used or consumed at or in connection with the Premises, except to the extent the same are required to be paid by Contractor under the Construction Contract. The foregoing obligation of Tenant shall include any utility deposits required to be made for the supplying of utilities to the Premises. Tenant shall use any utilities supplied to or serving the Premises in accordance with the regulations of the utility company or the Governmental Authority supplying the same. Tenant shall not at any time overburden or exceed the capacity of the mains, feeders, ducts, conduits or other facilities by which such utilities are supplied to, distributed in or serve the Premises.

8.2    Interruption of Services. Tenant understands, acknowledges and agrees that any one or more of the utilities may be interrupted by reason of accident, emergency or other causes beyond Landlord's control, or may be discontinued or diminished temporarily until certain repairs, alterations or improvements can be made; that Landlord does not represent or warrant the uninterrupted availability of such utilities; and that any such interruption shall not be deemed an eviction or disturbance of Tenant's right to possession, occupancy and use of the Premises or any part thereof, or, except in cases where the interruption of services is caused by Landlord’s gross negligence or willful misconduct, render Landlord liable to Tenant in connection therewith.

8.3    Telecommunications Services. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems ("Telecommunications Services"). All providers of Telecommunications Services shall be required to comply with all applicable Laws. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to Tenant in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant shall not install any roof-top communications equipment without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Landlord may condition its consent upon such matters as Landlord deems appropriate to protect its interest including, without limitation, the size and location of any such equipment, the method by which it may be attached to the roof, the number and size of any roof penetrations, the compliance of the same with all applicable Laws, the plans for screening such equipment and such other reasonable matters as Landlord may determine.

Notwithstanding anything to the contrary in the foregoing, Landlord shall have the right to prohibit any use of roof-top equipment if the use thereof by Tenant would breach any Permitted Exception, materially and adversely affect the value of the Building, violate any Laws, cause any warranty regarding the roof material to be voided or adversely affected or otherwise subject Landlord to any liability.

8.4    Security. Tenant, at its sole cost and expense, shall be responsible for providing such security systems, security monitoring and security personnel with respect to the Premises and Tenant deems necessary or desirable. Landlord shall have no liability or obligation with respect to security at the Premises.

ARTICLE 9 - REPAIRS

9.1    Tenant’s Repair Obligations. Except for Landlord’s express obligations under Section 9.3 below, Tenant shall be responsible for, and shall pay the entire cost of, maintaining, repairing and replacing (collectively, the “Repairs”) the Premises, and all component parts thereof, which are necessary to cause the Premises, and every component part thereof to be maintained in a state of good condition, repair and working order, casualty and condemnation excepted, including such Repairs which are interior or exterior, ordinary or extraordinary, foreseen or unforeseen, or capital or non-capital. Without limiting the generality of the foregoing, Tenant's obligation to Repair the Premises as aforesaid includes, the obligation to Repair the following: all plumbing fixtures and pipes; all heating, ventilation and air conditioning systems and equipment ("HVAC"); all electrical and lighting facilities and equipment; any other mechanical systems and equipment; all security systems and equipment; all fire safety systems and equipment; all landscaping, signage, sidewalks and curbs; all storm and sanitary sewer lines and pipes whether within or outside of the footprint of the Building; all interior walls and wall coverings (including painting and caulking thereof); all fixtures; all ceilings, windows, doors, plate glass and skylights; all necessary painting and caulking of the Building, all docks, bumpers and dock doors; all gutters and downspouts; and all floors and floor covering; all of which form a part of the Premises. In addition, Tenant shall be responsible for making Repairs to the Building roof and its deck and membrane as well as the parking lot and internal drives located on the Property to the extent such Repairs are made necessary by Tenant’s acts or omissions (excluding ordinary wear and tear). Tenant’s repair obligations as aforesaid shall include, without limitation, the obligation to make Repairs to the portions of the Premises which are the obligation of Tenant above as may be required during the Term to comply with Laws enacted after the Plans were prepared.

9.2    HVAC Maintenance Contract. Without limiting the generality of the foregoing, Tenant shall, at Tenant's expense, prior to the Commencement Date, obtain and thereafter maintain during the Lease Term an HVAC maintenance and inspection contract in form and substance reasonably satisfactory to Landlord. Tenant shall deliver to Landlord a copy of such contract promptly upon entering into the same and from time to time thereafter upon Landlord's request. If Tenant fails to obtain or maintain such contract, then Landlord shall have the right, upon the giving of written notice of such failure and Tenant’s failure to obtain the foregoing contracts within thirty (30) days of the giving of such written notice, to obtain such contracts at Tenant's expense and on Tenant's behalf, and Tenant shall immediately reimburse Landlord for the cost thereof plus five percent (5%) of the annual cost thereof as an administrative fee, which amounts shall constitute Additional Rent due hereunder. If Landlord determines that Tenant has failed or neglected to perform its obligations to repair and maintain the Premises under this Lease, then Landlord shall give Tenant notice specifying such failure. If Tenant further fails or neglects to satisfy such obligation within thirty (30) days following the giving of such notice, then the same shall constitute an Event of Default under this

Lease and, in addition to any other rights or remedies available to Landlord under this Lease or any Laws as a result thereof, Landlord shall have the right, but not the obligation, to cause such Repairs to be made at Tenant's expense, and Tenant shall immediately reimburse Landlord for the cost thereof plus five percent (5%) of the total cost of such Repairs, which amounts shall constitute Additional Rent due hereunder.

9.3    Landlord’s Repair Obligations. Notwithstanding anything to the contrary in Section 9.1 above, Landlord shall be responsible for, and shall pay the cost of, (a) any Repairs to the extent covered by the warranties listed on the Warranty Schedule until such time as the same have been assigned to Tenant, after which Tenant shall be responsible for enforcing the terms thereof; and in the event of a warranty claim by Tenant, Landlord hereby agrees to cooperate with Tenant in connection with the enforcement thereof, and (b) any Repairs to the Building roof, footings and foundation, exterior walls and structural elements, as well as the parking lot and internal drives on the Property, necessary to maintain the same in good condition, repair and working order, except to the extent such Repairs are made necessary by the acts or omissions of Tenant (excluding ordinary wear and tear). Notwithstanding anything to the contrary in the foregoing or the other provisions of this Lease, if any Repairs are required which are the responsibility of Landlord as provided in this Lease, then Landlord’s liability shall be limited to the cost of performing such Repairs; and in no event shall Landlord be liable to Tenant or any third party (including, without limitation, the provider of any applicable insurance coverage) for any loss, damage or expense suffered or incurred by them resulting from, or attributable to, the need for and making of such Repairs, including, without limitation, damage to Tenant’s personal property, fixtures, equipment, machinery and inventory, damage caused by the elements (e.g., rain, snow, ice or wind), losses caused by any interruption of business operations within the Premises or other direct or indirect, actual or consequential, damages.

In the event that Landlord fails to perform a Repair as required by Section 9.3, and such failure continues for thirty (30) days after Tenant provides Landlord with written notice thereof, Tenant shall have the right, but not the obligation, to complete or may cause to be completed such Repair, in which event Landlord shall reimburse Tenant for the reasonable cost thereof, plus a five percent (5%) administrative fee, within thirty (30) days after written notice from Tenant to Landlord containing an invoice for the same. To the extent that Landlord fails to reimburse Tenant within said thirty (30) day period, Tenant shall have the right to set off such unreimbursed costs against the next installments of Base Rent payable hereunder, provided that no such set off shall be applied to more than 25% of the Base Rent payable during any calendar month, with any remaining set off being applied to Base Rent in future months until paid in full.

Notwithstanding the foregoing, Tenant shall have the right to immediately perform Repairs which are otherwise the obligation of Landlord hereunder if the same are necessary to prevent eminent harm to persons or property and there is insufficient time to notify Landlord of the same prior to performing such Repairs. Tenant shall provide notice of such Repairs to Landlord as soon as is practical after need for the same arises. Landlord shall reimburse Tenant for the reasonable cost thereof within thirty (30) days after written notice from Tenant to Landlord containing an invoice for the same. To the extent that Landlord fails to reimburse Tenant within said thirty (30) day period, Tenant shall have the right to set off such unreimbursed costs against the next installments of Base Rent payable hereunder, provided that no such set off shall be applied to more than 25% of the Base Rent payable during any calendar month, with any remaining set off being applied to Base Rent in future months until paid in full.

ARTICLE 10 - ALTERATIONS

10.1    Alterations. Tenant shall not make any Alterations, except for Minor Alterations (which are covered under Section 10.2 below), without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld; provided, however, Landlord’s consent may be granted or withheld in Landlord’s sole and absolute discretion if such proposed Alteration: (a) is inconsistent with Tenant’s use of the Building for Tenant’s Permitted Use, (b) may result in a diminution in value of the Premises, (c) may affect the roof membrane, foundation, structural members, exterior walls or mechanical, electrical, plumbing or life-safety systems of the Building, or (d) materially and adversely affects any of the Equipment. Without limiting the generality of the foregoing, Landlord may condition its consent to any Alteration upon such matters as Landlord may reasonably require to protect its interest in the Premises and to compensate Landlord for its reasonable time and expenses in reviewing, approving and monitory any Alterations. In addition, Landlord may condition its consent to the making of any Alteration upon the removal of such Alteration prior to the end of the Lease Term. Any Alterations made by Tenant, whether Landlord’s consent is required or not, shall be made with reasonable diligence and be done in a good and workmanlike manner and in accordance with all applicable Laws. Before any Alterations are begun, Tenant shall procure and provide copies to Landlord, at Tenant’s sole cost and expense, the following, each of which must be satisfactory to Landlord in its sole and absolute discretion: (i) if applicable, complete plans and specifications for the Alterations to be performed, (ii) if required by applicable Law, copies of all permits from the appropriate Governmental Authority required to perform the Alterations, (iii) copies of builder’s risk insurance to the extent such work is not covered by existing insurance policies required to be maintained by Tenant herein, subject to Section 10.2 below, (iv) copies of all design and construction contracts which will be let by Tenant in connection with the Alterations, and (v) such other items as Landlord may reasonably require as a condition to its consent to any proposed Alteration. Tenant shall promptly pay all contractors, subcontractors and their suppliers for any work done or caused to be done by Tenant in respect to the Premises and shall provide evidence thereof (including, without limitation, appropriate lien waivers) upon request by Landlord. If any lien is filed, then Tenant shall insure over or discharge the same within twenty (20) days after demand therefor by Landlord. Any Alterations shall be made in compliance with all Laws and shall be the property of Landlord upon the expiration of the Lease Term, except to the extent expressly provided herein to the contrary.

10.2    Minor Alterations. Notwithstanding anything to the contrary in Section 10.1 above, Tenant shall have the right at its sole cost and expense, from time to time to make non-material, non-structural changes within the interior of the Building (any such interior and non-structural alterations to the Building being referred to as “Minor Alterations”) as Tenant shall deem reasonably necessary for Tenant’s Permitted Use without the consent of Landlord; provided, that (i) the cost for any individual Minor Alteration will not exceed $50,000, (ii) the aggregate cost of all Minor Alterations done during any one Lease Year shall not exceed $500,000, (iii) Tenant gives Landlord prior written notice, and a general description, of any such Minor Alterations, and (iv) all other provisions of Section 10.1 governing Alterations in general shall apply with respect to any Minor Alterations. Notwithstanding anything to the contrary herein, the Parties agree that any Alteration which requires the roof membrane, foundation, structural members or exterior walls of the Building to be penetrated, otherwise modifies any of the Building components required to be Repaired by Landlord under this Lease or otherwise materially and adversely affects the Equipment in any manner shall not be deemed to be a Minor Alteration and shall be subject to the provisions of Section 10.1 above.
10.3    Removal of Alterations and Tenant Improvements. All Alterations and Tenant Improvements made by Tenant at its expense (including, but not limited to, business and trade fixtures, utility installations, machinery, equipment, furniture, movable partitions and items of personal property), shall be and remain the property of Tenant and shall be removed from the Premises prior to the Expiration Date, unless and to the extent the Parties agree in writing to the contrary. At any time during the Lease Term and upon expiration or earlier termination of this Lease, Tenant may, at its sole expense, remove any or all such items; provided, that Tenant repairs any damage to the Premises or Building caused by such removal in a good and workmanlike manner and provided that, after giving effect to such removal, the remaining Equipment remains in good operating order for its intended use (unless Tenant has acquired the Equipment from Landlord). Unless Tenant has acquired the Equipment from Landlord, Tenant shall not remove any of the Equipment unless the same is being replaced by new equipment of equal or greater value and utility; provided Tenant may remove Tenant Equipment. If Tenant fails to remove any and all Alterations and Tenant Improvements as required herein, then the same shall become, at the sole option of Landlord, the property of Landlord at the end of the Lease Term. If Landlord does not elect to assume ownership of Tenant's Alterations, Tenant Improvements, trade fixtures and personal property as aforesaid, then Landlord shall have the right to have the same removed and sold, stored or otherwise disposed of and the Premises repaired and Tenant shall reimburse Landlord for the cost thereof plus an administrative fee of five percent (5%) of such costs. The provisions of this paragraph shall survive the termination or expiration of this Lease. Any items of Tenant’s personal property may be deemed, at the option of Landlord, to have been abandoned if left in the Premises or at the Property after the Abandonment Deadline, and in such case such items may be retained by Landlord, without accountability, in such a commercially reasonable manner as Landlord shall determine at Tenant’s expense; subject however, to the provisions and requirements of any applicable Law relating to abandoned property in a leasehold. The “Abandonment Deadline” means the earlier of the expiration date of this Lease, or ten (10) Business Days following an earlier termination date, or three (3) Business Days following entry of an order of possession for restoration of the Premises to Landlord.

10.4    Lien. Tenant covenants that it will not suffer or permit any liens to be filed against the Landlord’s title to the Premises or against Tenant’s leasehold interest in the Premises as a result of nonpayment for, or disputes with respect to, any work, labor, services or materials supplied to Tenant or as a result of an agreement with, or the assent of Tenant, including, without limitation, the Tenant Improvements. If any such lien shall be filed at any time against the Premises or any part thereof, Tenant shall, within twenty (20) days after receipt of written notice of such lien (or such shorter period as may be required under any Mortgage), cause the same to be discharged of record or bonded over as may be necessary to prevent a foreclosure on the Premises or any part thereof. No consent or approval granted by Landlord with respect to any Alterations shall be deemed to imply a consent on the part of Landlord to the filing of any lien against Landlord’s interest in the Premises. Tenant shall indemnify, defend (by counsel acceptable to Landlord) and hold harmless all of the Landlord Indemnified Parties from and against any and all claims, causes of action, suits, arbitration proceedings, losses, damages, judgments, settlements, penalties and expenses (including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees and expenses and other dispute resolution expenses) suffered or incurred by any one or more of the Landlord Indemnified Parties resulting from the failure of any contractor or subcontractor at any tier to be paid any amounts claimed relative to any Tenant Improvements, Alterations or Tenant Repairs, including, without limitation, any such claims of liens which may be asserted against the Premises or any portion thereof.

10.5    Landlord's Right to Inspect and Repair. Landlord and its authorized officers, employees, agents and contractors shall have the right (during normal business hours, or at any time in the case of an emergency, and with as little interruption to the operations of Tenant as is reasonably practicable) to enter upon the Premises for the following purposes: (a) to inspect the Premises to determine whether Tenant has complied and is complying with the terms and conditions of this Lease; (b) to perform maintenance and make repairs and replacements required under the terms hereof to be made by Tenant which may be necessary by reason of Tenant’s failure to do such repair or maintenance after notice from Landlord; or (c) to perform maintenance and make any repairs and replacements in any case where Landlord, in its reasonable judgment, determines that it is necessary or desirable to do so in order to preserve the structural safety of the Building or to correct any condition likely to cause injuries or damages to persons or property. In addition, Landlord may, upon at least forty-eight hours prior written notice to Tenant, enter upon the Premises to show the Premises to others for the purpose of renting the same upon the termination of the Lease Term or selling or financing the Building.

10.6    Tenant Equipment.

10.6.1    In the event, during the Lease Term, Tenant purchases additional equipment which is not replacing existing Equipment, such additional equipment shall be Tenant’s personal property and title to such equipment shall remain with Tenant.

10.6.2    In the event, during the Lease Term, any portion of the Equipment becomes inoperable, such inoperability is not the result of Tenant’s acts or omissions (other than ordinary wear and tear) and such Equipment cannot be repaired at a commercially reasonable cost (Equipment meeting the foregoing requirements being “Replacement Eligible Equipment”), Tenant shall have the right to purchase replacement equipment for the Replacement Eligible Equipment provided that Tenant provides Landlord with written notice of the need for such replacement promptly upon Tenant becoming aware of the same, and such replacement Equipment shall be Tenant’s personal property and title to the such replacement Equipment shall remain with Tenant. Notwithstanding the foregoing, in the event that the proceeds of Landlord’s property insurance policy are used to purchase such replacement equipment, then the replacement equipment shall remain Landlord’s personal property to the extent of the such proceeds are used in proportion to the aggregate cost of such replacement equipment. Tenant shall be responsible for removing and disposing any existing Equipment which is replaced at Landlord’s sole cost and expense and Landlord shall be entitled to any proceeds from the resale, salvage or other disposition of such Equipment.

10.6.3    In the event, during the Lease Term, Tenant replaces any Equipment which is not Replacement Eligible Equipment, such replacement shall be subject to the provisions of Section 10.3 above and such replacement equipment shall be the property of Landlord.

ARTICLE 11 - INSURANCE

11.1    Tenant’s Required Insurance. At all times during the Term of this Lease, Tenant shall maintain, at its sole cost and expense, the following insurance policies and comply with the following obligations (such policies and compliance, collectively, the “Tenant Required Insurance”):

11.1.1    Tenant shall maintain policies of cause of loss-special risk form (formerly “all-risk”) property insurance covering trade fixtures, equipment, merchandise inventory and all other personal property including the Tenant Improvements from time to time in, on or upon the Premises, in an amount not less than one hundred percent (100%) of their actual replacement cost from time to time existing during the Term, providing protection against any peril included within the former classification of “all risk” inclusive of sprinkler leakage, wind and terrorism with sublimits for flood and earthquake, if applicable. Tenant shall also be required to obtain extra expenses and business interruption insurance (on an “actual loss sustained” basis) for periods and with limits not less than twelve (12) months of the Base Rent payable by Tenant.

11.1.2    During any Tenant Improvements or Alterations, Tenant, or Tenant’s contractor, shall maintain builder’s risk insurance for not less than the full completed project insurable value, covering the same risks and otherwise complying with the same requirements as set forth in Section 11.1.1 above. Tenant’s builder’s risk insurance shall also cover: (a) loss of materials, equipment, machinery, and supplies whether on-site, in transit, or stored off-site, or of any temporary structures, hoists, sidewalks, retaining walls, and underground property; (b) soft costs, plans, specifications, blueprints and models; (c) demolition and increased cost of construction, including increased costs arising from changes in Laws and coverage for operation of building Laws, all subject to a sublimit reasonably satisfactory to Landlord; and (d) business interruption on an actual loss sustained in an amount equal to at least 12 months of the Base Rent payable by Tenant. Notwithstanding anything to the contrary herein, Tenant shall have no obligation to maintain builder’s risk insurance as required in this Section 11.1.2 for Minor Alterations as appropriate given the nature of such Minor Alterations.

11.1.3    Tenant shall maintain the following insurance for personal injury, bodily injury, death, accident and property damage: (a) public liability insurance, including commercial general liability insurance, in an amount of not less than $1,000,000 per occurrence with a general aggregate limit of not less than $2,000,000; (b) owned (if any), hired, and non-owned automobile liability insurance in an amount of not less than $1,000,000 per accident; and (c) umbrella liability insurance in an amount not less than $5,000,000 per occurrence. Tenant’s liability insurance shall include coverage for liability arising from premises and operations, elevators, escalators, independent contractors, contractual liability (including indemnities), and products and completed operations. All Tenant liability insurance shall name Landlord and its Mortgage Lender as an “additional insured” by an endorsement reasonably satisfactory to Landlord. Liability insurance required to be carried by Tenant is to be primary and noncontributory as is insurance carried by Landlord.

11.1.4    Tenant shall maintain workers’ compensation and disability insurance as Law requires.

11.1.5    Tenant shall maintain such other types and amounts of insurance for the Premises and its operations as Landlord or its Mortgage Lender shall from time to time reasonably require, consistent with insurance commonly maintained for similarly situated properties in the St. Louis City and St. Louis County area.

11.1.6    Tenant shall secure all Tenant Required Insurance from domestic insurer(s) authorized to do business in the State and reasonably satisfactory to Landlord with: (a) a claims paying ability of not less than “A” (or the equivalent) by S&P and one other Rating Agency satisfactory to Landlord; and (b) “A:X” or better financial strength rating by AM Best. Tenant shall obtain Landlord’s reasonable approval of the form, substance, amounts, risk coverage, sublimits, deductibles and insureds for all Tenant Required Insurance. Tenant Required Insurance shall contain such provisions as Landlord deems reasonably necessary or desirable to protect its interest, including endorsement stating that neither Tenant, Landlord, nor any other party shall be deemed a co-insurer. Tenant shall pay the premiums for all Tenant Required Insurance when due and payable. Tenant shall not finance insurance premiums under any arrangement that could (if any premium loan payment is not made) result in the premature cancellation of any Tenant Required Insurance. Tenant shall deliver to Landlord, promptly upon issuance, copies of certificates of insurance and, if requested by Landlord in writing, the insurance policies, for all Tenant Required Insurance. At least 30 days before any policy expires, Tenant shall deliver evidence of renewal in compliance with the Loan Documents. If Tenant fails to do so by such date, then without limiting Landlord’s Remedies, Landlord may (but shall have absolutely no obligation to) obtain any Tenant Required Insurance, in which event Tenant shall reimburse Landlord for the cost thereof, plus five percent (5%) as an administrative fee, upon demand, and such obligation shall constitute Additional Rent due hereunder.

11.1.7    In each insurance policy (or an endorsement thereto), Tenant shall use commercially reasonable efforts to cause the carrier to: (a) agree to endeavor to provide Landlord with at least 10 days’ prior written notice of cancellation, termination, or nonrenewal of such policy; (b) waive any right to claim any premiums and commissions against Landlord, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured; and (c) allow Landlord to pay premiums to continue such policy upon notice of cancellation for nonpayment. If Landlord pays any such premiums, then Tenant shall reimburse Landlord for the cost thereof, plus five percent (5%) as an administrative fee, as Additional Rent. Every property insurance policy shall provide that as to Landlord’s interest, such policy shall remain valid and shall insure Landlord regardless of any: (i) named insured’s act, failure to act, negligence, or violation of warranties, declarations, or conditions; (ii) occupancy or use of the Premises for purposes more hazardous than those permitted; or (iii) Landlord’s exercise of any Landlord’s remedies.

11.1.8    Tenant shall not carry separate insurance, concurrent in kind or form or contributing in the event of Loss, with any Tenant Required Insurance. Tenant may, however, carry insurance for the Premises, in addition to Tenant Required Insurance, but only if such additional insurance: (a) does not violate or entitle the carrier to assert any defense or disclaim any primary coverage under any Tenant Required Insurance; (b) mutually benefits Tenant and Landlord, as their interests may appear; and (c) otherwise complies with this Lease.

11.1.9    Notwithstanding anything to the contrary in this Lease, if at any time Landlord has not received satisfactory written evidence that Tenant maintains all Tenant Required Insurance in full force and effect in full compliance with this Lease and has paid all required premiums, then Landlord may at its option take such action as Landlord deems necessary to protect Landlord’s interests, including obtaining such insurance coverage(s) as Landlord shall deem appropriate. Landlord’s expenses in doing so, and any other expenses or losses that Landlord suffers or incurs as a result of Tenant’s failure to perform any obligation regarding Tenant Required Insurance, shall be reimbursed by Tenant, together with payment of an administrative fee to Landlord of five percent (5%) of Landlord’s cost of performance, shall be paid upon demand and shall constitute Additional Rent due hereunder. If at any time Landlord makes any determination or request regarding the amount, scope, or terms of any Tenant Required Insurance, any such determination or request shall impose no obligation or liability on Landlord. Tenant shall not rely upon any such determination or request. Tenant acknowledges that any such determination or request would be made solely for Landlord’s own benefit and not for Tenant’s benefit. Tenant shall retains sole responsibility for the adequacy and appropriateness of its insurance program without relying on Landlord.

11.2    Landlord’s Required Insurance. At all times during the Term of this Lease, Landlord shall maintain the following insurance policies and comply with the following obligations (such policies and compliance, collectively, the “Landlord Required Insurance”):

11.2.1    Landlord shall maintain in effect policies of cause of loss-special risk form (formerly “all-risk”) property insurance covering the Building and the Equipment from time to time in, on or upon the Premises (but expressly excluding those items required to be insured by Tenant pursuant to Section 11.1.1 above), in an amount not less than one hundred percent (100%) of their actual replacement cost (excluding the Building footers and foundation at Landlord’s option) from time to time existing during the Term.

11.2.2    Landlord shall maintain the following insurance for personal injury, bodily injury, death, accident and property damage: public liability insurance, including commercial general liability insurance, in an amount not less than $1,000,000 per occurrence with a general aggregate limit not less than $2,000,000.

11.2.3    Landlord shall also maintain the following insurance, at Landlord’s sole cost, for personal injury, bodily injury, death, accident and property damage: (a) owned (if any), hired, and non-owned automobile liability insurance in an amount not less than $1,000,000 per accident; (b) umbrella liability insurance in an amount not less than $5,000,000 per occurrence; and (c) worker’s compensation insurance as required by law. Upon written request of Tenant, Landlord shall provide Tenant with evidence of coverage of the insurance required to be carried by Landlord hereunder.

11.2.3    Landlord shall secure all Landlord Required Insurance from domestic insurer(s) authorized to do business in the State with: (a) a claims paying ability of not less than “A” (or the equivalent) by S&P and one other Rating Agency satisfactory to Landlord; and (b) “A:X” or better financial strength rating by AM Best.

11.2.4    To the extent that the premiums for the Landlord Required Insurance exceed the total aggregate amount of $75,000 (the “Insurance Premium Cap”) for any calendar year, Tenant shall pay to Landlord the amount by which such premiums exceed the Insurance Premium Cap as Additional Rent hereunder within thirty (30) days after Landlord’s written request for such payment. Tenant shall further reimburse Landlord for the cost of any deductibles paid by Landlord with respect to the Landlord Required Insurance from time to time within thirty (30) days after Landlord’s written demand therefor; provided that the event giving rise to an insurance claim was not caused by Landlord’s wrongful acts or omissions hereunder. Notwithstanding the foregoing, in no event shall Tenant be responsible for payment of fines, costs, late charges, liquidated damages, penalties, or related interest charges related to the Landlord Required Insurance unless resulting from Tenant’s failure to timely pay any amount it is required to pay under this Section 11.2.4.

11.3    Waiver of Subrogation. To the extent permitted by law, and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other for damages to all or any portion of the Premises, the Building, the Equipment, the Tenant Improvements or any of Tenant’s personal property which is covered or which would be covered by the property insurance required to be maintained by the Parties as provided herein (inclusive of any and all deductibles). This provision is intended to waive, fully and for the benefit of each Party, any rights and/or claims which might give rise to a right of subrogation by any insurance carrier insuring either Party with property insurance. The coverage obtained by each Party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this Section.

ARTICLE 12 - DEFAULT; REMEDIES

12.1    Tenant's Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” on the part of Tenant:

12.1.1    The failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder, as and when due, and such failure is not cured within five (5) Business Days after Landlord gives Tenant written notice thereof;

12.1.2    The failure by Tenant to observe or perform any covenant or obligation under this Lease not covered by the other provisions of this Section 12.1, as and when required, and such failure is not cured within thirty (30) days after Landlord gives Tenant written notice thereof;

12.1.3    The failure of Tenant to remedy, immediately after written notice is given by Landlord, any hazardous condition which Tenant has created or suffered in breach of Tenant's obligations under this Lease; or

12.1.4    The breach of Article 15 hereof; or

12.1.5    Tenant shall (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of itself for all or a substantial part of its assets, (ii) be unable, or admit in writing its inability, to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, (v) file a voluntary petition in bankruptcy, or seek an arrangement with creditors, or take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against itself in any bankruptcy, reorganization or insolvency proceedings, (vi) take any action to effectuate any of the foregoing, or (vii) become insolvent, (viii) have filed against it a petition in bankruptcy which is not dismissed within sixty (60) days after the filing thereof; or

12.1.6    The leasehold interest of Tenant is levied upon under execution or is attached by process of law, and such levy or attachment is not fully released or otherwise satisfied within thirty (30) days after the filing thereof.

12.2    Remedies. If an Event of Default occurs, then Landlord may exercise any one or more of the following remedies, to the extent permitted by law, or any other legal or equitable remedy permitted under applicable Laws:

12.2.1    Landlord may terminate this Lease (and accelerate the Expiration Date) upon the delivery of notice thereof to Tenant and Landlord shall have the right to immediate possession of the Premises and Tenant shall peacefully surrender possession of the Premises to Landlord. Tenant hereby waives any and all rights it may have, at law or in equity, to the receipt of notice of default or demand for forfeiture, except as expressly provided herein. In the event Tenant holds the Premises over beyond the termination of the Lease Term, Landlord shall have the right to recover Landlord's cost in recovering possession of the Premises (including, without limitation, reasonable attorneys' fees and litigation costs and expenses), such amounts as may be permitted under applicable Law and any other amounts due and payable to Landlord hereunder (including, without limitation, past-due Rent). In addition to the foregoing, if the Lease is terminated as aforesaid, then Landlord shall also have the right to recover from Tenant all damages allowable to Landlord under applicable Law as a result of an Event of Default under this Lease. Landlord shall have no obligation to mitigate such damages, notwithstanding any obligation which may be implied under applicable Laws, and the Parties agree that such agreement is a material part of the consideration for this Lease.

12.2.2    Landlord, without terminating this Lease, shall have the right to terminate Tenant's right to possess the Premises and to recover possession thereof and Tenant shall peacefully surrender the Premises to Landlord. Landlord, at Landlord's option and without any obligation, may cause the Premises to be prepared for reletting, and may relet the Premises or any part thereof as agent of Tenant, for a term to expire prior to, at the same time as, or subsequent to the expiration of the Lease Term, at Landlord's option. In the event of such reletting, Landlord shall receive the rents therefor, applying the same first, to the repayment of reasonable expenses as Landlord may have incurred in connection with said resumption of possession, preparing for reletting and reletting (including, without limitation, remodeling costs, brokerage and attorneys' fees), and, second, to the payment of damages and amounts equal to the Base Rent and Additional Rent due hereunder and to the cost of performing the other obligations of Tenant as herein provided. Tenant, regardless of whether Landlord has relet the Premises, shall pay to Landlord damages equal to the Base Rent and Additional Rent herein agreed to be paid by Tenant less the proceeds of the reletting, if any, and such Rent shall be due and payable by Tenant on the days on which Rent is due hereunder. Landlord shall have no obligation to mitigate damages, notwithstanding any obligation which may be implied under applicable Laws, and the Parties agree that such agreement is a material part of the consideration for this Lease.

12.2.3    Landlord may perform for Tenant any of the obligations Tenant has agreed to perform hereunder if Tenant has defaulted in the performance of such obligations. Upon demand, Tenant shall reimburse Landlord for Landlord's cost of performing for Tenant together with an administrative charge equal to five percent (5%) of Landlord's cost of performance as aforesaid. Any amounts so expended by Landlord shall be immediately due and payable and the failure of Tenant to pay such amounts shall entitle Landlord to all of the rights and remedies available to it as if Tenant had defaulted in the payment of Rent.

12.2.4    Tenant shall pay to Landlord, upon demand, interest at the Default Rate, compounded monthly, on any past-due payments of Base Rent, Additional Rent or other amounts due hereunder, which interest shall commence to accrue on the first day after the due date of any such payment regardless of any cure or grace periods which may be granted hereunder or with respect thereto.

12.2.5    Landlord shall have the right to apply the Security Deposit as described in Article 18 below.

12.2.6    Landlord shall have the right at any time after an Event of Default, and without demand or notice, to bring an action for forcible entry, forcible detainer or forcible entry and forcible detainer or other legal proceedings as Landlord may elect.

12.2.7    If Landlord exercises its rights under Sections 12.2.1, 12.2.2 or 12.2.3 above and the Extension Option has not been exercised as of the date thereof, then the Extension Option shall be deemed to be null and void and of no force or effect whatsoever.

12.2.8    If such Event of Default occurs prior to final completion of the Work, then Landlord shall have the right to stop the Work and Tenant shall indemnify, defend and hold harmless Landlord from all loss, damage and expense caused thereby.

12.2.9    Landlord shall have the right to remove Tenant’s exterior Building signage from the Building and repair any damage caused thereby, all at Tenant’s sole cost and expense, which shall be reimbursed by Tenant to Landlord on demand.

12.3    Landlord’s Default. Unless determined to the contrary by a court of competent jurisdiction as a matter of equity, the obligations of Tenant hereunder are independent and any failure on the part of Landlord to perform or observe any of its obligations under this Lease shall not excuse the performance by Tenant of its obligations herein. If Landlord breaches its obligation to perform a Repair hereunder, Tenant shall have those rights under Section 9.3 hereof with respect thereto.

12.4    Limitation of Landlord’s Liability.

12.4.1    The term “Landlord” as used herein shall mean only the current owner or owners (and their agents) of the Premises. In the event of any actual or alleged failure, breach or default hereunder by Landlord, Tenant’s sole and exclusive remedy will be against Landlord’s interest in the Property and the rents, issues, profits and proceeds thereof. Without limitation of the foregoing, no partners, members, managers, shareholders, directors, officers, agents or employees of Landlord will be sued, be subject to service or process, or have a judgment obtained against him in connection with any alleged breach or default, and no writ of execution will be levied against the assets of any member, manager, partner, shareholder, director, officer, agent or employee of Landlord.

12.4.2    Neither Landlord nor its property manager, nor any of their respective employees, owners, agents or contractors, shall be liable to Tenant or its employees, agents, contractors or invitees for any interruption of services to or unavailability of materials at the Premises (including, without limitation, utilities, trash removal and maintenance) or for any denial of access thereto caused by Force Majeure Causes or other circumstances not within the reasonable control of Landlord.

12.4.3    Neither Landlord nor its property manager, nor any of their respective employees, owners, agents or contractors, shall be liable to Tenant or its employees, agents, contractors or invitees for injury or damage to persons or property caused by the theft, vandalism or other criminal or tortious conduct of others (except for the tortious or willful conduct of Landlord, its agents, contractors, employees, or property manager) and Tenant hereby acknowledges that Tenant's occupancy of the Premises and use of the same is at Tenant's own risk.

12.5    Cumulative Remedies. The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, either Party shall be entitled to seek from a court of competent jurisdiction a restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to seek from a court of competent jurisdiction a decree compelling specific performance of any such covenants, conditions or provisions.

ARTICLE 13 - CONDEMNATION

13.1    Total Taking. If the whole of the Premises are taken under the power of eminent domain, this Lease will terminate as of the date possession is taken by the condemning authority.

13.2    Partial Taking. If any portion of the Premises is taken under the power of eminent domain, then this Lease will terminate as to the portion so taken as of the date possession is taken by the condemning authority; provided, however, that this Lease shall remain and continue in full force and effect relative to the portion of the Premises not so taken until the expiration of the Lease Term and Tenant shall be entitled to an equitable abatement of Base Rent based upon the utility and extent of the portion of the Premises so taken.

13.3    Substantial Partial Taking. Notwithstanding anything to the contrary in Section 13.2 above, if more than thirty percent (30%) of the Building is permanently taken under the power of eminent domain which renders the Premises reasonably unusable by Tenant for the Tenant’s Permitted Uses to the extent then being used, as reasonably determined, then both Landlord and Tenant shall have the option to unilaterally terminate this Lease. Such option must be exercised, if at all, by giving written notice to the non-terminating Party within sixty (60) days after receipt of notice of such taking and such termination shall be effective on the effective date of such taking. In the event this Lease is not terminated as a result of any such taking, any obligations of Tenant hereunder and all of the other provisions of this Lease shall remain in full force and effect; provided, however, that this Lease shall remain and continue in full force and effect relative to the portion of the Premises not so taken until the expiration of the Lease Term and Tenant shall be entitled to an equitable abatement of Base Rent based upon the utility and extent of the portion of the Premises so taken. Notwithstanding the foregoing, the taking of any landscaped areas shall not result in the reduction of any of the Rent.

13.4    Damages. All damages awarded for any such taking under the power of eminent domain, whether for the whole or a part of the Premises, shall belong to and be the property of Landlord and are hereby assigned by Tenant to Landlord; provided, however, that so long as Tenant is not in default hereunder, Tenant may make a separate claim the cost of relocation provided the same does not reduce Landlord’s award.

13.5    Rent. If this Lease is terminated as provided herein, all Rent shall be paid to Landlord up to the date that possession is taken and Landlord shall make equitable refund of any Base Rent and Additional Rent paid by Tenant in advance and not yet earned.

13.6    Voluntary Sale. A voluntary sale by Landlord to any person or entity having the power of eminent domain, either under the threat of condemnation or while condemnation proceedings are pending, shall be considered a taking by eminent domain for the purposes of this Section; provided that in such event Tenant shall be entitled to recover any of its costs of relocation to the extent Landlord is able to obtain reimbursement for such costs from such condemning authority and the same does not reduce the amount otherwise payable to Landlord.

ARTICLE 14 - DAMAGE OR DESTRUCTION

14.1    Casualty. A fire or other casualty of the type covered by the insurance required to be maintained herein shall be referred to herein as “Casualty.” Tenant shall promptly give notice to Landlord of any damage to, or destruction of, the Premises caused for any reason including, without limitation, a Casualty. If the Premises are damaged or destroyed as aforesaid after Substantial Completion by a Casualty, then, unless the Lease is terminated as provided in this Article 14, Landlord shall repair and restore the Premises (but not the Alterations, Tenant Improvements, trade fixtures, equipment, merchandise, inventory or personal property of Tenant) to substantially the same condition of the Premises immediately prior to such Casualty. Such repair and restoration being collectively referred to herein as the "Restoration." If Landlord undertakes the Restoration, then Tenant shall promptly repair, restore and replace its Alterations, Tenant Improvements, trade fixtures, equipment, merchandise, inventory and personal property as required by Tenant for Tenant’s Permitted Use.

14.2    Minor Loss. If the Premises are damaged or destroyed after Substantial Completion by a Casualty resulting in a loss equal to or less than an aggregate loss of $250,000 (exclusive of damage to Tenant's personal property), then, subject to the provisions of any Mortgage then in effect, the net insurance proceeds available from Landlord’s property insurance after any expenses incurred in obtaining payment of such proceeds (the “Proceeds”) shall be used by Landlord and applied to payment for the costs of the Restoration.

14.3    Substantial Loss. If the Premises are damaged or destroyed after Substantial Completion by a Casualty resulting in a loss which is greater than an aggregate loss of $250,000, then Landlord (or Tenant in the case of clauses (c), (d) and (e)) shall have the right to terminate this Lease provided (a) the Casualty is not covered by Landlord’s insurance policies, (b) if the Proceeds are insufficient to pay for all costs of the Restoration (including if due to actions of any Mortgage Lender), (c) the Restoration cannot be completed because the same would not comply with applicable Laws, (d) the Restoration cannot be completed with one (1) year after the date of the Casualty, as reasonably determined by Landlord, or (e) such Casualty occurs during the final two (2) Lease Years of the then current Term. Landlord or Tenant, as applicable, shall exercise its right to terminate this Lease pursuant to this Section 14.3, if at all, by providing written notice thereof to the other Party within sixty (60) days after the occurrence of such Casualty. If Landlord terminates this Lease, then Landlord shall be entitled to all Proceeds payable under Landlord’s Required Insurance with respect to such Casualty. If Landlord does not terminate this Lease, then Landlord shall be obligated to perform the Restoration. Tenant shall have the option to terminate this Lease if Landlord does not complete Restoration within such one (1) year of the date of the casualty giving rise to such Restoration obligations by providing written notice to Landlord. Tenant shall have the right, but not the obligation, to pay to Landlord an amount by which the cost to complete a Restoration exceeds the amount of the insurance proceeds available with respect thereto (the “Insurance Shortfall”), in which event Landlord shall not have the right to terminate this Lease due to the insufficiency of insurance proceeds. In the event Tenant pays the Insurance Shortfall to Landlord, the same shall be credited against the Purchase Option Price (as defined on Exhibit I) payable by Tenant to Landlord should Tenant acquire the Property pursuant to the Purchase Option (as defined on Exhibit I).

14.4    Rent Abatement. If the Premises may not be reasonably used by Tenant for Tenant’s Permitted Use due to a Casualty, then Tenant’s obligation to pay Base Rent hereunder shall be equitably abated until such time as Tenant may again use the Premises for Tenant’s Permitted Use.

14.5    Casualty Prior to Substantial Completion. If the Premises are damaged or destroyed by a Casualty prior to Substantial Completion, then (a) the Proceeds shall be paid to Landlord or as otherwise provided in any Mortgage then in effect, and (b) Landlord shall complete Restoration and may use the Proceeds to pay for the cost thereof. Landlord shall be responsible for any deductible applicable to such Casualty. In no event shall Landlord have any obligation to repair or restore any of the Tenant Improvements or any of Tenant’s other property.

ARTICLE 15 - ASSIGNMENT AND SUBLETTING

15.1    Assignment and Subleases Generally.

15.1.1.    Subleases. Tenant shall not sublease all or any portion of the Premises to any Person without obtaining the prior written consent of Landlord in each instance, which consent may be granted or withheld by Landlord in its sole and absolute discretion except as set forth herein. Any sublease of the Premises or any portion thereof without the prior written consent of Landlord shall constitute an Event of Default hereunder and shall be void and of no force or effect. A consent by Landlord to one such subletting shall not be deemed a consent to any subsequent subletting. Tenant shall reimburse Landlord an amount not to exceed $2,500 for any expenses incurred by Landlord in reviewing, and approving or denying, any request by Tenant for permission to sublease the Premises or any portion thereof. Notwithstanding any sublease of the Premises, or any portion thereof or any consent of Landlord thereto, Tenant shall remain fully and primarily liable under this Lease. Tenant shall be responsible for and shall pay all brokerage commissions and expenses incurred in connection with any subletting of the Premises. If an Event of Default occurs and this Lease, or Tenant’s right to possession of the Premises under this Lease is terminated, then, at the sole option of Landlord, any such sublease then in effect shall be deemed to be terminated upon Landlord’s delivery of written notice thereof to such sublessee. Notwithstanding anything to the contrary in the foregoing, Tenant shall have the right to sublease the Premises or any portion thereof to an Affiliate of Tenant without the necessity of obtaining Landlord’s prior written consent thereto, provided that all of the following conditions are satisfied: (a) no Event of Default has occurred and is continuing on the date of the sublease, (b) Tenant notifies Landlord of such sublease in writing prior to the execution of such Sublease, (c) Tenant is not relieved of primary liability for the performance of all obligations, covenants and responsibilities under this Lease to be performed by Tenant, and (d) there will be no change in Tenant’s Permitted Use of the Premises as a result of such subletting. If Tenant subleases any space in the Premises to a third party who is not an Affiliate of Tenant, and Tenant receives any consideration therefor which exceeds the Base Rent (or in the case of a sublease of a portion of the Premises, the rate of such Base Rent) payable by Tenant under this Lease, then the Parties agree that Tenant shall pay the 50% of the amount such excess consideration to Landlord promptly upon receipt.

15.1.2.    Assignment. Tenant shall not assign, convey, hypothecate, encumber, lien or otherwise transfer all or any portion of its interest under this Lease (each a “Transfer”) to any third party or grant a mortgage against Tenant’s interest herein without obtaining the prior written consent of Landlord in each instance, which consent may be granted or withheld by Landlord in its sole and absolute discretion except as set forth herein. Any such Transfer without the prior written consent of Landlord shall constitute an Event of Default hereunder and shall be void and of no force or effect. A consent by Landlord to one Transfer shall not be deemed a consent to any subsequent Transfer. Tenant shall reimburse Landlord an amount not to exceed $2,500 for any expenses incurred by Landlord in reviewing, and approving or denying, any request by Tenant for permission to Transfer Tenant’s leasehold interest under this Lease. Tenant shall be responsible for and shall pay all brokerage commissions and expenses incurred in connection with any Transfer of Tenant’s leasehold interest under this Lease. Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the performance of Tenant’s obligations under this Lease. Notwithstanding anything to the contrary in the foregoing, Tenant shall have the right to assign this Lease to an Affiliate of Tenant without the necessity of obtaining Landlord’s prior written consent thereto, provided that all of the following conditions are satisfied: (a) no Event of Default has occurred and is continuing on the date of the assignment, (b) Tenant notifies Landlord of such assignment in writing not less than thirty (30) days prior to such assignment, (c) the assignor is not relieved of primary liability for the performance of all obligations, covenants and responsibilities under this Lease to be performed by Tenant, and (d) there will be no change in Tenant’s Permitted Use of the Premises as a result of such assignment. If Tenant Transfers this Lease to a third party who is not an Affiliate of Tenant, and Tenant receives any consideration therefor, then the Parties agree that Tenant shall pay 50% of the amount such consideration to Landlord promptly upon receipt.

15.1.3.    Subleases and Assignments Procedure. If Tenant proposes to Transfer this Lease or sublet all or any portion of the Premises and requests the consent of Landlord thereto, then Tenant shall give Landlord a written request therefor which shall include the following information:

(a)    The name, contact person, address, telephone and facsimile number of the proposed sublessee, assignee, mortgagee or transferee;

(b)    in the case of a sublease, a description of the portion of the Premises to be subleased and any Alterations to be made in connection therewith;

(c)    a description of any Alterations to be made by the assignee;

(d)    a description of the proposed activities by the proposed sublessee, assignee or transferee to be performed at the Premises and evidence that the same will comply with this Lease, all applicable zoning regulations and the Permitted Exceptions;

(e)    financial or other credit information regarding the proposed sublessee, assignee or transferee in reasonably sufficient detail and scope to evidence the satisfaction of any conditions imposed by Landlord in consenting to such sublease or Transfer;

(f)    a description of the material business terms of the sublease or Transfer agreement;

(g)    such other information as Landlord may reasonably request with respect to any particular sublease or Transfer; and

(h)    If Landlord consents to the same, then the proposed sublessee, assignee, mortgagee or Transferee shall execute such documents as may be reasonably required by Landlord to evidence its obligations to be bound by and be subject to, the terms of this Lease or to satisfy any other conditions imposed by Landlord in granting such consent.

15.2    Right to Collect Rent. If the Premises or any part thereof is subleased or occupied by any person or entity other than Tenant, then, after an Event of Default by Tenant hereunder, Landlord shall have the right, but not the obligation, to collect Rent from the subtenant or occupant and apply the net amount collected to the Base Rent and Additional Rent herein reserved, but no such subletting, occupancy or collection shall be deemed a waiver of the agreements of the Parties under this Article 15, or the acceptance of subtenant or occupant as tenant, or a release of Tenant from the further performance of the terms, covenants, and conditions on the part of Tenant to be observed or performed hereunder, and, subsequent to any subletting, Tenant's liability hereunder shall continue notwithstanding any subsequent modification or amendment hereof or the release of any subsequent tenant hereunder from any liability, to all of which Tenant hereby consents in advance.

15.3    Change in Control. For purposes of this Lease, the term “Change in Control” means, with respect to Tenant, any issuance, redemption, sale, assignment or other transfer of shares of the voting stock, partnership interests, membership interests (or equivalent ownership interest if Tenant is a business organization other than a corporation, partnership or limited liability company) of Tenant such that, upon the effectiveness of such issuance, redemption, sale, assignment or transfer, (a) the identity of the person or persons beneficially owning more than fifty percent (50%) of such voting stock, partnership interests, membership interests (of equivalent ownership interests) changes from that prior to such issuance, redemption, sale, assignment or transfer, or (b) the identity of the person or persons possessing the right to control the management of Tenant changes from that prior to such issuance, redemption, sale, assignment or transfer. Notwithstanding anything to the contrary in the foregoing, if a majority of the shares of voting stock of Tenant are or become listed, and publicly traded, on a reasonably legitimate and internationally recognized stock exchange, then so long as such shares are so listed and publicly traded, no Change in Control shall be deemed to have occurred as a result of the issuance of such shares to the public or any subsequent sale, assignment or transfer of such shares on such exchange; provided, however, that if a majority of the voting shares of Tenant become beneficially owned by a relatively small number of investors as part of a so-called “going private” transaction or in a transaction reasonably likely to result in a de-listing of such shares from any such exchange, then a Change in Control will be deemed to have occurred as a result of any such transaction. A Change in Control shall constitute a Transfer under this Lease requiring Landlord’s consent.

15.4    Merger or Consolidation. The merger of Tenant into another entity or the consolidation of Tenant with one or more other entities shall each constitute a Transfer under this Lease requiring Landlord’s consent.

ARTICLE 16 - QUIET ENJOYMENT

16.1    Quiet enjoyment. If Tenant pays the Rent and observes and performs all of the obligations, covenants, conditions and provisions on Tenant's part to be performed and observed under this Lease, then Tenant shall have and Landlord covenants Tenant’s quiet use and possession of the Premises throughout the Lease Term and any extensions thereof, free of claims by or through Landlord.

16.2    Signs. So long as no Event of Default is continuing, Tenant shall have the right to install back-lit building signage on the exterior of the Building. Such exterior Building signage shall be subject to all applicable governmental approvals (including the City of Creve Coeur, Missouri) as well as Landlord’s approval, in its sole and absolute discretion. Tenant further shall have the right from time to time to install interior Building signage which is not visible from the exterior of the Building. Any and all signs installed by Tenant on the Premises shall be installed at Tenant's sole cost and expense and shall be removed by Tenant at the Expiration Date or earlier termination of Tenant's possession of the Premises at Tenant's sole cost and expense. Tenant shall be obligated to repair any damage caused by any such removal and to reimburse Landlord for the cost of painting any areas of the Building affected by any stains or discoloration caused by the removal of any such sign or signs. All such signs shall comply with all Laws and all title restrictions affecting the Premises.

16.3    Liens. Landlord's title to the Premises is and always shall be paramount to the title of Tenant and nothing in this Lease shall empower Tenant to do any act which may cause a lien on or encumber the title of Landlord. Tenant has no authority or power to cause or to permit any lien or encumbrance of any kind whatsoever, whether created by the act of Tenant, operation of law or otherwise, to attach or to be placed upon the Premises or the Building and any and all such liens and encumbrances created by Tenant shall attach only to Tenant's interest in the Premises.

ARTICLE 17 – LANDLORD’S RIGHT TO MORTGAGE, SELL OR ASSIGN RENTS

17.1    Landlord’s Right to Mortgage. Landlord shall have the right at any time and from time to time to place one or more Mortgages on all or any part of the Premises and to assign the Rents as further collateral for any such Mortgage Loan. Should Landlord assign the Rents to any Mortgage Lender and such Mortgage Lender demand in writing that Tenant pay the Rents directly to such Mortgage Lender, Landlord releases Tenant from any claim or demand based upon Tenant’s compliance with such Mortgage Lender’s demand to directly receive the Rents.

17.2    Landlord’s Right to Sell or Convey. Nothing contained in this Lease shall be deemed in any way to limit or restrict or otherwise affect Landlord’s absolute right at any time to convey its interest in the Premises following Substantial Completion. In the event of any such conveyance, (a) the transferor shall be relieved from and after the date of such conveyance of all liability relative to obligations of the Landlord to be performed under this Lease after the effectiveness of such conveyance (but nothing herein shall relieve the transferor of any liabilities hereunder arising out of acts or events occurring prior to such conveyance, unless expressly assumed by the transferee), (b) Tenant shall pay and attorn to the transferee, the Rent payable by Tenant to Landlord, and such transferee shall fully recognize Tenant’s tenancy and all of its rights under this Lease, and (c) the grantor under such conveyance shall assign or deliver to the transferee the Security Deposit to the extent the same has not been applied as provided herein.

17.3    Subordination. This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all Mortgages which may now affect all or any portion of the Premises and to all renewals, modifications, replacements and extensions thereof; provided, however, that if the holder of any such Mortgage elects (in its sole discretion and in writing) to subordinate such holder's Mortgage to this Lease (which election may be made at any time), then such election shall be binding on Tenant, and, if the Premises is thereafter sold through foreclosure, then the Tenant shall attorn to the purchaser at such sale as its landlord. Tenant shall, if requested by any Mortgage Lender or prospective Mortgage Lender, execute and deliver such commercially reasonable subordination, nondisturbance and attornment agreement as such Mortgage Lender may request which agreement shall provide, among other commercially reasonable terms as may be required by such Mortgage Lender, that this Lease will be subordinate to the lien of such Mortgage Lender’s Mortgage, that Tenant’s right to possession of the Premises will not be disturbed so long as no Event of Default has occurred and that Tenant will attorn to the purchaser of the Premises at any foreclosure sale conducted under such Mortgage.

17.4    Estoppel. Within thirty (30) days after a written request from Landlord, Tenant shall execute and deliver to Landlord or such person as may be designated by Landlord a properly completed Estoppel Certificate in the form attached hereto as Exhibit E.

ARTICLE 18 - SECURITY DEPOSIT

Tenant shall deposit with Landlord on the Effective Date the Security Deposit as security for Tenant’s full and faithful performance of every provision of this Lease. Landlord shall be required to deposit the Security Deposit into a separate interest-bearing deposit account that is not commingled with other funds. Landlord shall have no liability in connection with the rate of interest which may or may not be paid with respect to such deposit account and shall have no obligation to achieve any particular return thereon. If an Event of Default occurs, then Landlord may use, apply or retain all or any part of the Security Deposit, together with any interest earned thereon, for the payment of any amount in default or for the payment of any other amount which Landlord may expend or become obligated to expend by reason of Tenant's default or to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of the Security Deposit is to be used or applied, Tenant shall, within ten (10) Business Days after written demand therefor, deposit with Landlord an amount sufficient to restore the Security Deposit to its original amount and Tenant's failure to do so shall constitute an Event of Default. If Tenant shall fully perform all of the obligations under this Lease to be performed by Tenant, the Security Deposit and its accrued interest, or any balance thereof, shall be returned to Tenant promptly after the expiration of the Lease Term and upon Tenant's surrender of the Premises at the time and in the condition required in this Lease.

ARTICLE 19 - ENVIRONMENTAL MATTERS

19.1    Definitions. As used in this Article, the following definitions shall apply:

19.1.1    “Hazardous Substance” means any substances or materials which are categorized or defined as hazardous or toxic under any applicable local, state or federal law, rule or regulation pertaining to environmental regulation, contamination, cleanup or disclosure, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”, 42 U.S.C. Sect. 9601, et. seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. Sect. 6901, et. seq.), as amended, the Clean Water Act (33 U.S.C. Sect. 1251, et. seq.), as amended, the Clean Air Act (42 U.S.C. Sect. 7401, et. seq.), as amended, Superfund Amendments and Reauthorization Act, or state super lien or environmental cleanup or disclosure statutes (all such laws and regulations being referred to herein collectively as “Environmental Laws”).

19.1.2    “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

19.1.3    “Notice” means any summons, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other written communication, actual or threatened, from any federal, state or local governmental agency or authority or any other entity or individual (including, without limitation, any owner of property adjacent to or near the Premises or any other entity or individual suffering or alleging property damage or personal injury) concerning any intentional or unintentional act or omission that has resulted in or may result in the Release of a Hazardous Substance into the “environment” as such term is defined in CERCLA, from or on the Premises or Project, or any actual or constructive knowledge, after due inquiry and investigation, of any fact that could give rise to any of the above.

19.1.4    “Environmental Condition” means any condition with respect to the air, soil, surface, surface water, groundwater, stream sediments and any similar condition that currently or in the future could require investigative or remedial action and/or may result in claims, demands or liabilities to Tenant or Landlord by third parties, including, without limitation, any federal, state or local Governmental Authority, any owner of property adjacent to or near the Premises or any other entity or individual suffering or alleging property damage or personal injury.

19.2    Landlord’s Exculpation with Respect to Hazardous Substances. Nothing in this Lease shall obligate Landlord to expend any funds, take any action or otherwise assume any responsibility for any Hazardous Substances or Environmental Conditions at or affecting the Premises to the extent caused by third parties.

19.3    Tenant’s Obligations with Respect to Hazardous Substances. Tenant shall not cause or permit, and shall not permit its subtenants or its or their respective agents, employees or contractors to cause or permit, any Release at or on the Premises of any Hazardous Substances in violation of, or in a manner which is reasonably likely to result in a violation of or cause any liability under any Environmental Laws. Tenant shall not use, store or Release any Hazardous Substances, and shall not permit the use, storage or Release of Hazardous Substances on the Premises, except as expressly permitted under Section 7.4 hereof. Tenant shall exercise, and shall cause its subtenants and its and their respective agents, employees and contractors to exercise due care in the handling, storage or transportation of any Hazardous Substances, and shall cause the same to be handled, stored and transported in compliance with all Environmental Laws. Tenant shall not permit the Premises to be used or operated in a manner that may cause the Premises to be contaminated by any Hazardous

Substances or in a manner which is reasonably likely to result in a violation of or liability under, any Environmental Laws. Tenant shall not install or permit the installation on the Premises of any above ground or underground storage tanks or asbestos containing materials. Tenant covenants that it shall cause any maintenance, repairs or alterations of the Premises undertaken by, through or under Tenant to be done in a way so as not to violate Environmental Laws or expose persons working on or visiting the Premises to Hazardous Substances in excess of safety levels established by applicable Environmental Laws.

19.4    Landlord’s Obligations with respect to Hazardous Substances. Landlord shall not cause or permit, and shall not permit its respective agents, employees or contractors to cause or permit, any Release at or on the Premises of any Hazardous Substances in violation of, or in a manner which is reasonably likely to result in a violation of or cause any liability under any Environmental Laws. Landlord shall defend (by counsel reasonably acceptable to Tenant) and indemnify and hold Tenant and the Tenant Indemnified Parties harmless from and against all claims, liability and expenses of any kind (including without limitation reasonable expenses of investigation by engineers, environmental consultants and similar consultants and reasonable fees and disbursements of counsel), arising out of, in respect of or in connection with any breach of Landlord’s obligations in this Article.

19.5    Tenant’s Indemnification. Tenant shall be solely responsible for and shall defend (by counsel acceptable to Landlord), indemnify and hold Landlord and the Landlord Indemnified Parties harmless from and against all claims, liability and expenses of any kind (including without limitation reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and reasonable fees and disbursements of counsel), arising out of, in respect of or in connection with (a) any breach of Tenant’s obligations in this Article, (b) the occurrence of any Environmental Condition at, on or under the Premises during the Lease Term caused by Tenant or its employees, agents, contractors, sublessees or invitees, (c) the Release, threatened Release or presence of any Hazardous Substances at, on or under the Premises during the Lease Term caused by Tenant or its employees, agents, contractors, sublessees or invitees, or (d) any other matters arising under or relating to any Environmental Law and relating to Tenant’s use or operations at the Premises.

19.6    Landlord’s Indemnification. Landlord shall be solely responsible for and shall defend (by counsel acceptable to Landlord), indemnify and hold Tenant and the Tenant Indemnified Parties harmless from and against all claims, liability and expenses of any kind (including without limitation reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and reasonable fees and disbursements of counsel), arising out of, in respect of or in connection with (a) the occurrence of any Environmental Condition at, on or under the Premises caused by Landlord, Contractor or their respective employees, agents or subcontractors, or (c) the Release, threatened Release or presence of any Hazardous Substances at, on or under the Premises caused by Landlord, Contractor or their respective employees, agents or subcontractors.

19.7    Notices of Environmental Issues. Immediately upon obtaining knowledge thereof, Tenant shall give to Landlord notice of the occurrence of any of the following events: (a) the failure of Tenant or the Premises to comply with any Environmental Law in any manner whatsoever; (b) the issuance to Tenant or any tenant of space in the Premises or any assignee of Tenant of any Notice with regard to the Premises or the use thereof; (c) any written notice of a pending or threatened investigation as to whether the Premises or Tenant's (or its subtenants' or assignees') operations on the Premises are in compliance with or may lead to liability to Tenant or Landlord under, any Environmental Law; or (d) the occurrence of an event or the existence of a situation which is reasonably likely to result in a violation of or liability under an Environmental Law with respect to the Premises or which is likely to result in a Party being liable to the other Party by virtue of the indemnities given pursuant to this Article.

19.8    Landlord’s Right to Inspect. If Landlord believes that Environmental Laws are being violated on the Premises, or at the request of any prospective purchaser of the Premises or any prospective lender, then Landlord and its agents shall have the right, but not the duty, to inspect the Premises and conduct tests thereon at any time to determine whether or the extent to which there is Hazardous Substances, toxic or infectious waste on the Premises, and in such case, Landlord shall have the right to immediately enter upon the Premises to remedy any contamination found thereon. In exercising its rights herein, any interference with Tenant’s business shall not constitute an eviction of Tenant, in whole or in part, and Landlord shall not be liable for any interference, loss, or damage to Tenant’s property or business caused thereby, unless the Hazardous Substance, toxic or infectious waste is caused by the negligence or willful misconduct of Landlord, or its employees, agents, or contractors. At Landlord’s request, Tenant shall execute affidavits, representations and estoppels from time to time, concerning Tenant ’s knowledge and belief regarding the presence of any Hazardous Substance or toxic material on the Premises. The covenants and obligations of Tenant and Landlord hereunder shall survive the Expiration Date.

19.9    Survival. Without limiting the generality of any other provisions of this Lease, the indemnity obligations of Tenant and Landlord and the rights and remedies of Landlord and Tenant under this Article 19 shall survive the termination of this Lease.

ARTICLE 20 - FINANCIAL COVENANTS

20.1    Tenant’s Financial Covenant. Tenant shall maintain, at all times during the Term, Liquidity of not less than $5,000,000.00.

20.2    Financial Statements. Tenant hereby agrees to deliver the following Landlord:

(a)    without necessity of any request by Landlord, as soon as available and in no event later than thirty (30) days after the last day of each Calendar Quarter, (i) quarterly operating statements in a form consistent with Tenant’s past practices, and (ii) a written certification of Tenant’s Liquidity as of the last day of such Calendar Quarter, together with such backup information as Landlord may reasonably require to verify Tenant’s Liquidity; and

(b)    without necessity of any request by Landlord, as soon as available and in no event later than sixty (60) days after the end of each fiscal year of Tenant, copies of Tenant’s financial statements including a balance sheet and a statement of income and expense prepared as of the end of such fiscal year of Tenant, which financial statements shall be audited by a firm of certified public accountants or shall be certified by Tenant's chief financial officer as being prepared in accordance with generally accepted accounting principles consistently applied and fairly representing the financial condition of Tenant as the date thereof. Such financial statements shall cover Tenant only and may not be consolidated with the financial statements of any parent or affiliate.

ARTICLE 21 - OPTION TO PURCHASE

Tenant shall have an option to purchase the Premises on the terms and conditions set forth on Exhibit I attached hereto.

ARTICLE 22 - MISCELLANEOUS

22.1    Notices. All notices which Landlord or Tenant may be required, or may desire, to serve on the other Party may be served, as an alternate to personal service, by mailing the same by registered or certified mail, postage prepaid, or may be sent by overnight courier, addressed to Landlord at Landlord’s Address For Notices and to Tenant at Tenant’s Address For Notices, or, by email (provided such email references this Section 22.1) to the email address shown in Article 1 herein. Any notice shall be deemed to have been given and served on the date shown on the return receipt, in the case of mailing or courier delivery, or on the date transmittal in the case of email. In the event notice pursuant to this Article is served by email by a Party, that Party shall promptly send a copy of such notice to the other Party’s Address for Notices set forth in Article 1 of this Lease by one of the other means sent forth herein.

22.2    Amendments. This Lease shall not be amended, changed or modified in any way unless in writing executed by Landlord and Tenant. If (a) there occur any amendments, modifications, or repeals of Section 1400Z, et seq. of the Internal Revenue Code or the regulations issued with respect thereto, (b) additional regulations or guidance is issued by the applicable governmental authorities with respect to the application foregoing, or (c) Landlord is advised by its tax advisor that an amendment to this Lease is necessary or desirable for tax purposes, then, at Landlord’s reasonable request, Landlord and Tenant shall amend this Lease to achieve the tax goals of Landlord with respect thereto, provided that such amendments do not increase Tenant’s financial or other obligations under this Lease.

22.3    Attorneys' Fees. In any litigation or arbitration between the Parties to enforce or interpret any of the terms or provisions of this Lease, the prevailing Party in the litigation or arbitration shall be entitled, in addition to damages, injunctive relief or other relief, to its reasonable costs and expenses, including, without limitation, court costs and reasonable attorneys' fees and expenses, including expert witness fees and expenses.

22.4    Representations and Warranties. The following representations and warrants are made as of the Effective Date:

22.4.1    Authority. The undersigned representatives of Landlord and Tenant each represent and warrant, respectively, that such persons have been duly authorized and directed to execute and deliver this Lease on behalf of the Party for which such person purports to be acting and that this Lease constitutes the legal, valid and binding obligations of such Parties.

22.4.2    Title. Landlord owns, or as of the satisfaction of the contingency set forth in Article 23 will own, fee simple title to the Property.

22.4.3    Due Diligence Documents. Landlord has delivered to Tenant copies of the Due Diligence Documents in its possession, which Due Diligence Documents include all third party studies and reports obtained by Landlord with respect to the Property, expressly excluding any information, materials analysis prepared by Landlord’s attorneys, accountants or financial consultants.

22.4.4    Purchase Agreement. Landlord has delivered to Purchaser a copy of the purchase agreement (the “Purchase Agreement”) pursuant to which Landlord has contracted to acquire the Property.

The foregoing representations and warranties are made by 1200 Research Owner, LLC, a Missouri limited liability company, and shall not be deemed to have been made by any subsequent Landlord hereunder nor subject any subsequent Landlord hereunder to any liability with respect thereto.

22.5    Purchase Agreement. If, after the Effective Date, Tenant determines that the seller under the Purchase Agreement has breached any representation, warranty or obligation which survives the closing on Landlord’s acquisition of the Property thereunder and the damage to Tenant as a result thereof exceeds $25,000, Tenant shall deliver written notice thereof to Landlord, together with evidence reasonably demonstrating such breach. Upon Landlord’s receipt of such written notice, Landlord shall either (a) take commercially reasonable actions to enforce the seller’s obligations under the Purchase Agreement with respect to such breach, or (b) assign to Tenant in writing the right to enforce the seller’s obligations under the Purchase Agreement with respect to such breach, in which event Tenant shall have the right to enforce the same, at Tenant’s sole cost and expense. This Section 22.5 shall remain in effect for until the date which is two hundred seventy (270) days after the date on which Landlord acquires the Property, after which date this Section 22.5 shall be of no further force or effect.

22.6    Captions. All captions, headings, titles and numerical references are for convenience only and shall have no effect on the interpretation of this Lease.

22.7    Counterparts. This Lease may be signed in multiple counterparts which, when signed and delivered by all the Parties, shall constitute a binding agreement. In addition, delivery by telecopy, “pdf”, “tif” or “jpg” of the image of an executed counterpart of a signature page to this Lease, or execution of this Lease utilizing DocuSign or another electronic signature service, will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes.

22.8    Exhibits Incorporated by Reference. All exhibits attached to this Lease are incorporated in this Lease by this reference and made a part hereof.

22.9    Merger of Prior Agreements. This Lease contains the entire understanding between the Parties relating to the transaction contemplated by this Lease. All prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged in this Lease and shall be of no further force or effect. No rights are conferred upon either Party until this Lease has been executed by both Parties.

22.10    Memorandum of Lease. The Parties shall execute a memorandum of lease in form attached hereto as Exhibit J. Tenant shall pay all costs incurred in the recording of any such memorandum. Any recording of this Lease not in conformity with the requirements of this Section 22.9 shall constitute an Event of Default hereunder.

22.11    No Waiver. A waiver by either Party of a breach of any of the covenants, conditions or agreements under this Lease to be performed by the other Party shall not be construed as a waiver of any succeeding breach of the same or other covenants, agreements, restrictions or conditions of this Lease.

22.12    Relationship of Parties. Landlord shall not, by virtue of the execution of this Lease or the leasing of the Premises to Tenant, become or be deemed a partner of Tenant in the conduct of Tenant's business on the Premises or otherwise.

22.13    Severability. In the event any provision of this Lease is found to be unenforceable, the remainder of the Lease shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by law.

22.14    Successors. Except as expressly provided herein, this Lease and the obligations of Landlord and Tenant contained herein shall bind and benefit the successors and permitted assigns of the Parties hereto.

22.15    Governing Law; Jurisdiction Waiver of Jury Trial.

22.14.1    This Lease and all matters pertinent thereto shall be construed and enforced in accordance with the laws of the State, without regard to its conflicts of law provisions.

22.14.2    Any litigation arising under this Lease shall be subject to the jurisdiction of any state or federal court located in the State of Missouri and venue shall be in the United States District Court for the Eastern District of Missouri or the Circuit Court for the State of Missouri located in St. Louis County, Missouri.

22.14.3    TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN THE EVENT OF LITIGATION BETWEEN TENANT AND LANDLORD PERTAINING TO THIS LEASE.

22.16    Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

22.17    Commission. Landlord and Tenant represent and warrant to each other that they have not had any dealings with any real estate broker, finders or agents in connection with this Lease. Landlord and Tenant shall indemnify and hold each other harmless from and against any liability and cost which Landlord or Tenant may suffer in connection with any real estate broker claiming by, through or under either Party seeking any commission, fee or payment in connection with this Lease.

22.18    Confidentiality. Landlord and Tenant shall keep the terms of this Lease confidential except to the extent disclosure is reasonably necessary in the conduct of each Party’s business or obligations under this Lease or as otherwise required by law. In addition, each Party shall have the right to disclose this Lease and the terms hereof to its owners, employees, agents, attorneys, accountants, consultants, contractors, prospective purchasers, and existing and prospective financing sources, provided such recipient is informed of the confidentiality obligations hereunder with respect to such information. Each Party shall be liable for any breach of the confidentiality provisions hereof caused by parties to whom such Party provides confidential information hereunder.

ARTICLE 23 - ACQUISITION CONTINGENCY

23.1    Acquisition Contingency. Anything herein to the contrary notwithstanding, it is agreed and acknowledged by the Parties hereto that as of the date hereof, Landlord does not own the Premises. Anything herein to the contrary notwithstanding, the rights, duties and obligations of Landlord and Tenant hereunder are expressly subject to and contingent upon the acquisition by Landlord of fee title to the Land by no later than November 1, 2020 (as the same may be extended by agreement of the Parties, the “Contingency Date”), upon terms and conditions acceptable to Landlord, in its sole and absolute discretion. If Landlord has not acquired the Land by the Contingency Date, then Landlord shall notify Tenant thereof, and either Party may terminate this Lease at any time thereafter (but prior to the date Landlord acquires the Land) by delivering written notice of such termination to the other Party, whereupon the Parties shall be released and discharged from any and all obligations and liabilities not theretofore accrued under this Lease. If this Lease is so terminated, then Tenant shall pay to Landlord, within ten (10) days from the date Landlord has submitted a written statement to Tenant requesting such payment, all amounts reasonably and in good faith incurred by Landlord in connection with any one or more of the following: (a) the proposed acquisition of the Land, including, without limitation, all title and survey expenses, (b) other costs or expenses that would not have been incurred by Landlord had Landlord not been involved in endeavoring to acquire of the Land and all attorneys’ fees associated with any of the foregoing, and (c) costs incurred in connection with preparing or obtaining plans, specifications, permits, site preparation, advance orders of materials, testing, surveying, engineering, staging or other preparations for construction. Landlord agrees to use all reasonable efforts to acquire the Land on terms and conditions acceptable to Landlord, as aforesaid. If Landlord acquires title to the Land after the Contingency Date but before either Party has terminated this Lease, then neither Party shall have any further right to terminate this Lease under this Section.

23.2    Tenant Approval Contingency. The effectiveness of this Lease is conditioned upon the ratification and approval of this Lease by Tenant’s board of directors and required shareholders by 12:00 p.m. (St. Louis time) on November 3, 2020 (the “Approval Deadline”). Tenant shall deliver written notice to Landlord that such ratification and approval has been received promptly upon receipt thereof. If such written notice is received by Landlord prior to the Approval Deadline, then the contingency set forth in this Section 23.2 shall be deemed satisfied and this Lease shall continue in full force and effect. If such written notice is not received by Landlord by the Approval Deadline, then this Lease shall be deemed void ab initio and neither party shall have any further rights or obligations hereunder.

ARTICLE 24 - SCHEDULE OF EXHIBITS

The following exhibits are attached hereto and are made a material part of this Lease:

A    Legal Description of the Land
B    Description of the Equipment
C    Work Letter
C-1    Preliminary Plans
D    Schedule of Warranties
E    Estoppel Certificate
F    Base Rent Schedule
G    Property Management Schedule
H    Fair Market Rent Determination
I    Option to Purchase
J    Form of Memorandum of Lease
K    List of Due Diligence Documents

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE FOR
LEASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Lease as of the day and year first above written.

                        LANDLORD:

1200 RESEARCH OWNER, LLC,
a Missouri limited liability company

By: /s/ Felix Williams
Printed Name: Felix Williams
Title: Manager

                        TENANT:

                        BENSON HILL, INC.,
                        a Delaware corporation

By: /s/ Michael B. Wainscott
Printed Name: Michael B. Wainscott
Title: CFO

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RATIFICATION AND AMENDMENT TO LEASE AGREEMENT

This RATIFICATION AND AMENDMENT TO LEASE AGREEMENT (“Agreement”), dated as of November 4, 2020, is made and entered into by and between 1200 Research Owner, LLC, a Missouri limited liability company (“Landlord”), and Benson Hill, Inc., a Delaware corporation (“Tenant”). Landlord and Tenant shall individually be referred to as a “Party” and collectively as the “Parties”. The following recitals form the basis for this Agreement and are made a material part hereof:

A.    Landlord and Tenant have entered into that certain Lease Agreement dated as of October 30, 2020 (the “Lease”), pursuant to which Tenant leases from Landlord the property commonly known as 1200 Research Blvd., Creve Coeur, St. Louis County, Missouri 63132 (the “Property”);

B.    The Lease includes certain contingencies related to Landlord’s acquisition of the Property and the approval of the Lease by Tenant’s board of directors and shareholders; and

C.    The Parties hereby desire to amend the Lease to delete the aforementioned contingencies and ratify the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, Landlord and Tenant hereby agree as follows:

1.Removal of Contingencies. The Parties hereby acknowledge that Landlord has acquired the Property and that Tenant has received its requisite board of director and shareholder approval of the Lease. The parties hereby amend the Lease to delete Article 23 thereof in its entirety, which Article 23 is null and void.

2.Ratification and Reaffirmation. Each Party ratifies the Lease as amended hereby and further reaffirms all of its obligations under the Lease. Each Party agrees that the Lease is the legal and binding of such Party and is enforceable against such Party in accordance with its terms. For the avoidance of doubt, the Lease remains in full force and effect notwithstanding that any contingency may not have been satisfied by the deadline therefor set forth in deleted Article 23 of the Lease. To the extent the Lease may have been deemed terminated under deleted Article 23 of the Lease, the Lease is hereby reinstated by the Parties.

3.Miscellaneous. This Agreement shall be binding upon the Parties hereto and their respective successors and assigns. Except as expressly modified herein, all other terms, provisions and conditions of the Lease shall remain in full force and effect. In the event of a conflict between the terms of the Lease and the terms of this Agreement, the terms of this Agreement shall prevail and be controlling. This Agreement may be executed in electronic format (including, without limitation, delivery by .pdf, .jpeg or .tif file or execution utilizing DocuSign, AdobeSign or a similar signature program) and in multiple counterparts, and each counterpart shall be deemed an original hereof. Accordingly, this Agreement shall become binding, notwithstanding the execution of separate originals hereof, one by each of the Parties hereto.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE FOR
RATIFICATION AND AMENDMENT TO LEASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Lease as of the day and year first above written.

LANDLORD:

1200 RESEARCH OWNER, LLC,
a Missouri limited liability company

By: /s/ Felix Williams, Manager
Printed Name: Felix Williams Title: Manager

TENANT:

BENSON HILL, INC.,
a Delaware corporation

By: /s/ Michael B. Wainscott
Printed Name: Michael B. Wainscott
Title: Chief Financial Officer

S-1

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”), dated as of December 10, 2020, is made and entered into by and between 1200 Research Owner, LLC, a Missouri limited liability company (“Landlord”), and Benson Hill, Inc., a Delaware corporation (“Tenant”). Landlord and Tenant shall individually be referred to as a “Party” and collectively as the “Parties”. The following recitals form the basis for this Agreement and are made a material part hereof:

A.Landlord and Tenant have entered into that certain Lease Agreement dated as of October 30, 2020 (as ratified and amended, the “Lease”), as ratified and amended by that certain Ratification and Amendment to Lease Agreement dated as of November 4, 2020, by and between Landlord and Tenant, pursuant to which Tenant leases from Landlord the property commonly known as 1200 Research Blvd., Creve Coeur, St. Louis County, Missouri 63132 (the “Property”);

B.Landlord and Tenant have agreed to amend the terms of the Lease as more particularly set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, Landlord and Tenant hereby agree as follows:

1.Capitalized Terms.    Capitalized Terms used but not defined herein shall have the meaning ascribed to them in the Lease.

2.Sales Tax Exemption.    Section 6.1 of the Work Letter is hereby deleted in its entirety and replaced with the following new Section 6.1:

“6.1 Pursuant to Section 144.030.2(33) of the Missouri Revised Statutes, certain tangible personal property and utilities purchased for use or consumption directly or exclusively in the research and development of agricultural/biotechnology and plant genomics products and prescription pharmaceuticals consumed by humans or animals are exempted from local sales taxes laws. Tenant has requested that Landlord and Contractor acquire certain Equipment and materials for the Work without paying sale tax with respect thereto based on the foregoing sales tax exemption. Due to the schedule for ordering the Equipment and materials for the Work, there is insufficient time to obtain a letter ruling from the applicable Missouri governmental authority confirming whether such Equipment and materials are exempt from sale tax pursuant to such exemption. Tenant shall indemnify, defend and hold harmless all of the Landlord Indemnified Parties from and against any and all claims, causes of action, suits, arbitration proceedings, taxes (including sales tax and interest and penalties thereon), losses, damages, judgments, settlements, penalties, fines and expenses (including, without limitation, reasonable attorneys' fees and expenses, court costs, expert witness fees and expenses and other dispute resolution expenses) suffered or incurred by any one or more of the Landlord Indemnified Parties resulting from the failure to pay sale taxes on any of the Equipment or the materials used in connection with the Work. Any amounts payable in connection with the foregoing shall be paid by Tenant to Landlord within ten (10) Business Days after Landlord's written request therefor. Without limiting the foregoing, if any taxing authority challenges the nonpayment of such sales tax or determines that such nonpayment was unlawful or impermissible and, as a condition to contesting or appealing such determination Landlord or Contractor is obligated to pay or escrow all or a portion of such disputed sale tax, Tenant, at its sole cost and expense, shall be responsible for paying or escrowing all such amounts when due. Tenant acknowledges that Landlord and Contractor are unwilling to forego payment of sale taxes on certain Equipment and materials used in connection with the Work without the agreements of Tenant in this Section 6.1. Landlord and Tenant further agree that, for purposes of determining the Project Budget pursuant to Section 3.3 of this Work Letter, Landlord shall exclude from the calculation of Project Costs any sales taxes which are not paid based on the exemption described in this Section 6.1 (unless the same has been disputed by any applicable governmental authority).”

3.Miscellaneous.    This Amendment shall be binding upon the Parties hereto and their respective successors and assigns. Except as expressly modified herein, all other terms, provisions and conditions of the Lease shall remain in full force and effect. In the event of a conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail and be controlling. This Amendment may be executed in electronic format (including, without limitation, delivery by .pdf, .jpeg or .tif file or execution utilizing DocuSign, AdobeSign or a similar signature program) and in multiple counterparts, and each counterpart shall be deemed an original hereof. Accordingly, this Amendment shall become binding, notwithstanding the execution of separate originals hereof, one by each of the Parties hereto.

(SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE FOR
SECOND AMENDMENT TO LEASE AGREEMENT
IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first above written.

LANDLORD:

1200 RESEARCH OWNER, LLC,
a Missouri limited liability company

By: /s/ Felix Williams
Printed Name: Felix Williams Title: Manager

TENANT:

BENSON HILL, INC.,
a Delaware corporation

By: /s/ Michael B. Wainscott
Printed Name: Michael B. Wainscott
Title: Chief Financial Officer

S-1